Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225284

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated March 4, 2019

Prospectus supplement

(To prospectus dated May 30, 2018)

$400,000,000

American Depositary Shares representing ordinary shares

We are offering $400,000,000 of American Depositary Shares, or ADSs, representing ordinary shares of Ascendis Pharma A/S. Each ADS will represent one issued ordinary share.

The ADSs, representing our ordinary shares, are listed on The Nasdaq Global Select Market under the symbol “ASND”. On March 1, 2019, the last reported sale price of the ADSs on The Nasdaq Global Select Market was $69.31 per ADS. Based on an assumed public offering price of $69.31 per share, the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, we would expect to offer approximately 5,771,172 ADSs hereby.

	Per ADS	Total
Public offering price	$	$
Underwriting commissions(1)	$	$
Proceeds to Ascendis Pharma A/S, before expenses	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting commissions and estimated offering expenses.

We intend to grant the underwriters an option for a period of 30 days to purchase up to $60,000,000 of additional ADSs from us.

Investing in the ADSs involves a high degree of risk. See “Risk factors” beginning on page S-16 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission, any U.S. state securities commission, the Danish Financial Supervisory Authority, nor any other foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about                , 2019.

J.P. Morgan	Morgan Stanley	Credit Suisse	Evercore ISI

March    , 2019

Prospectus Supplement

Prospectus

S-i

Neither we nor the underwriters have authorized anyone to provide any information or make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is current only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where you can find more information.”

We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying base prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement, the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ADSs and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated May 30, 2018, included in our registration statement on Form S-3 (File No. 333-225284) that became effective automatically upon filing with the U.S. Securities and Exchange Commission, or the SEC, along with the documents incorporated by reference, which provides more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference that were filed with the SEC before the date of this prospectus supplement, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined.

When we refer to “Ascendis,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Ascendis Pharma A/S, and, as the context requires, our consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of our ordinary shares, or shares, or ADSs representing our ordinary shares.

Ascendis™ is our trademark used in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. These documents may also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in these documents appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

PRESENTATION OF FINANCIAL INFORMATION

We maintain our books and records in euros and report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and as adopted by the European Union. None of the consolidated financial statements incorporated by reference into this prospectus supplement were prepared in accordance with generally accepted accounting principles in the United States.

MARKET, INDUSTRY AND OTHER DATA

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates, including data regarding the total sales of product in those markets, the estimated patient population in those markets, their projected growth rates, the perceptions and preferences of patients and physicians regarding the disease indications that we are pursuing or may pursue, as well as data regarding market research, estimates and forecasts prepared by our senior management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See also “Special note regarding forward-looking statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	our ongoing Phase 3 pediatric studies of TransCon Growth Hormone, or hGH, our ongoing Phase 2 study of TransCon Parathyroid Hormone, or PTH, and our plans to initiate a Phase 2 study of TransCon CNP;

•	our intention to pursue oncology as our second of three independent therapeutic areas of focus;

•	our receipt of future milestone or royalty payments from our collaboration partners, and the expected timing of such payments;

•	our expectations regarding the potential market size and the size of the patient populations for our product candidates, if approved for commercial use;

•	our expectations regarding the potential advantages of our product candidates over existing therapies;

•	our ability to enter into new collaborations;

•	our expectations with regard to the ability to develop additional product candidates using our TransCon technology and file INDs or equivalents for such product candidates;

•

our expectations with regard to the ability to seek expedited regulatory approval pathways for our product candidates, including the potential ability to rely on the parent drug’s clinical and safety data with regard to our product candidates;

•	our expectations with regard to our current and future collaboration partners to pursue the development of our product candidates and file INDs or equivalents for such product candidates;

•	our development plans with respect to our product candidates;

•	our ability to develop, acquire and advance product candidates into, and successfully complete, clinical trials;

•	the timing or likelihood of regulatory filings and approvals for our product candidates;

•	the commercialization of our product candidates, if approved;

•	our commercialization, marketing and manufacturing capabilities of our product candidates and associated devices;

•	the implementation of our business model and strategic plans for our business, product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

•	estimates of our expenses, future revenue, capital requirements, our needs for additional financing and our ability to obtain additional capital;

•	our financial performance;

•	our use of proceeds from this offering; and

•	developments and projections relating to our competitors and our industry.

These forward-looking statements are based on senior management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering may turn out to be inaccurate. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk factors” and elsewhere in this prospectus supplement. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. Given these risks and uncertainties, you are cautioned not to rely on such forward-looking statements as predictions of future events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus supplement. See “Where you can find more information.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a general overview of selected information and does not contain all of the information you should consider before buying the ADSs. Therefore, you should read the entire prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering carefully, including the information incorporated by reference, before deciding to invest in the ADSs. Investors should carefully consider the information set forth under “Risk factors” beginning on page S-16 of this prospectus supplement and incorporated by reference to our annual report on Form 20-F filed on March 28, 2018.

Overview

We are applying our innovative TransCon™ technology to build a leading, fully integrated biopharmaceutical company and to develop a pipeline of product candidates with potential best-in-class profiles to address unmet medical needs. We have created a portfolio of potential best-in-class rare disease endocrinology product candidates to address unmet medical needs by utilizing our TransCon technology with clinically validated parent drugs. We currently have three product candidates in clinical development in rare endocrine diseases and we are working to apply our technologies in additional therapeutic areas, including oncology. Additionally, we have developed a pipeline of sustained release prodrug product candidates through strategic collaborations and we are working with these collaboration partners in the areas of ophthalmology and diabetes.

Our most advanced product candidate, TransCon hGH, is in development as a once-weekly long acting prodrug of recombinant human growth hormone, also referred to as hGH or GH, as a potential treatment for growth hormone deficiency, or GHD. In January 2018, we completed enrollment in the pivotal Phase 3 trial of TransCon hGH, the heiGHt Trial, in pediatric subjects with GHD. On March 4, 2019, we announced top-line results from the heiGHt Trial. See “Recent Developments” below for a summary of the topline results from this trial. We are also conducting two additional trials with TransCon hGH, the fliGHt Trial, which evaluates TransCon hGH in pediatric subjects previously treated with daily hGH, and the enliGHten Trial, which evaluates long-term safety of TransCon hGH in subjects from both the heiGHt and fliGHt Trials. In September 2018, we completed enrollment in the fliGHt Trial, an open-label trial evaluating TransCon hGH in pediatric subjects with GHD who switched from daily hGH therapy. As a result, more than 300 subjects have now enrolled in the Phase 3 TransCon hGH program, which includes the heiGHt, fliGHt and enliGHten Trials. We believe that TransCon hGH may offer a once-weekly therapy for GHD with comparable safety, efficacy and tolerability to currently approved daily hGH. We have also conducted a Phase 2 clinical trial in adult subjects with GHD which will form the basis of designing future clinical research in adult GHD. If approved, TransCon hGH may reduce the burden of daily treatment by requiring significantly fewer injections, which may improve compliance and treatment outcomes.

We are also using our TransCon technology platform to develop TransCon PTH, a once-daily long-acting prodrug of parathyroid hormone, or PTH, as a potential treatment for hypoparathyroidism, a rare endocrine disorder of calcium and phosphate metabolism. We completed a Phase 1 trial in healthy subjects in May 2018, the results of which were consistent with our target product profile for TransCon PTH as a true replacement therapy. In this trial, TransCon PTH showed the predicted pharmacokinetic and pharmacodynamic response, suggesting the ability to normalize serum and urinary calcium levels in patients with hypoparathyroidism. We believe TransCon PTH may provide patients suffering from hypoparathyroidism with a PTH replacement therapy that is designed to fully address all aspects of the disease more than standard of care or currently approved therapies. In June 2018, we were granted Orphan Drug Designation, or ODD, by the U.S. Food and Drug Administration, or the FDA, for TransCon PTH. ODD is provided to drugs that are intended for the safe and effective treatment, diagnosis, or prevention of rare diseases or disorders that affect fewer than 200,000 people in the United States. On February 11, 2019, we filed an IND with the FDA to enable a Phase 2 trial of TransCon PTH. We plan to initiate the Phase 2 trial in adult subjects with hypoparathyroidism in the first quarter of 2019 to evaluate different fixed doses of TransCon PTH and a titration regimen for complete withdrawal of standard of care (i.e., calcium and active Vitamin D supplementation), using a ready-to-use prefilled pen device. Our plan for our Phase 3 program for TransCon PTH includes incorporating trial sites in the United States, Europe, Australia, Canada, Japan and possibly other Asian countries.

We are also developing TransCon CNP, a long-acting prodrug of C-type natriuretic peptide, as a therapeutic option for achondroplasia, the most common form of dwarfism. Currently, there are no medical therapies for achondroplasia approved by the FDA. TransCon CNP utilizes our TransCon technology platform to create a long-acting C-type natriuretic peptide, or CNP, prodrug as a therapeutic option for achondroplasia and potentially other skeletal disorders. CNP as a therapeutic approach is supported by extensive preclinical and clinical data. In November 2018, we reported top line results from a Phase 1 clinical trial of TransCon CNP in healthy adult subjects, which supported our target product profile for TransCon CNP. In this Phase 1, double-blind, randomized, placebo-controlled trial, 45 healthy adult subjects were enrolled. Five doses of TransCon CNP were tested sequentially, beginning with the lowest dose: 3, 10, 25, 75 and 150 micrograms per kilogram. Up to 10 subjects in each dose cohort were randomized to receive TransCon CNP or placebo in a 4:1 ratio. After each cohort completed dosing, a Data Safety Monitoring Board reviewed the blinded data to approve escalation to the next higher dose. The primary endpoint was frequency of adverse events after administration of TransCon CNP. Secondary endpoints included additional safety parameters, tolerability and pharmacokinetics. The results showed TransCon CNP provided continuous exposure to CNP with a pharmacokinetic profile designed to provide efficacy with once-weekly dosing. No serious adverse events were reported in the trial and TransCon CNP was generally well tolerated at doses up to 150 µg/kg. Mean orthostatic changes in vital signs appeared unrelated to TransCon CNP exposure and were consistent between placebo and TransCon CNP cohorts. Mean resting blood pressure and heart rate were unchanged from pre-dose at all time points, in all cohorts. Injections were well tolerated in all dose cohorts with no reported injection-related adverse events. We expect to initiate a Phase 2 trial of TransCon CNP in pediatric subjects with achondroplasia in mid-2019. In parallel, we are conducting the ACHieve Study, a natural history study designed to gain insight into the experience of children with achondroplasia. Our goal is to develop TransCon CNP as a safe and effective therapeutic option for achondroplasia and potentially other related growth disorders. On February 27, 2019, TransCon CNP received orphan drug designation from the FDA.

In addition to our pipeline of candidates in rare endocrine disorders, in January 2019, we announced that we are establishing oncology as our second independent therapeutic area of focus for our TransCon technology platform. Our goal is to improve treatment efficacy while limiting or reducing toxicity by applying TransCon technologies to clinically validated drugs, using our unique algorithm for product innovation. We are conducting preclinical studies within the field of oncology to explore multiple potential product candidates and evaluate systemic as well as localized delivery systems using our TransCon technology.

In November 2018, we announced the formation of VISEN Pharmaceuticals, or Visen, a company established to develop and commercialize our endocrinology rare disease therapies in the People’s Republic of China, Hong Kong, Macau, and Taiwan, or Greater China. In connection with the formation of Visen, we granted Visen exclusive rights to develop and commercialize rare disease endocrinology product candidates based on our proprietary TransCon technology, including TransCon hGH, TransCon PTH and TransCon CNP, in Greater China for use in all human indications, subject to certain exceptions. As consideration for the rights granted to Visen, we received 50% ownership in the outstanding shares of Visen and concurrently with the rights we granted to Visen, entities affiliated with Vivo Capital and Sofinnova Ventures purchased shares in Visen for an aggregate purchase price of $40 million. We believe Visen supports our strategy to extend our endocrinology rare disease portfolio globally and establish a presence in China in partnership with collaborators who have significant experience and knowledge of the biopharmaceutical opportunity in China. In part because Visen was established in China, we believe Visen will be able to effectively develop and, if approved, market our innovative technologies to address the needs of the local markets in Greater China.

In addition, we have strategic collaborations for TransCon anti-VEGF in the field of ophthalmology, which is partnered with Genentech, and the TransCon peptide program for treatment of diabetes, which is partnered with Sanofi. We are eligible to receive up to an aggregate of €200 million in development and regulatory milestone payments for products currently being developed under our collaboration agreements, as well as sales-based milestone payments and royalties on future net sales of products.

We believe that the effectiveness of our TransCon technology is supported by data from our preclinical research and the ongoing clinical programs, including our TransCon hGH, TransCon PTH and TransCon CNP programs, as well as findings from our ongoing development of other product candidates, including our multi-product collaborations with Sanofi and Genentech. We have applied the TransCon technology in combination with parent drugs with clinical proof of concept using our algorithm for creating products with the potential to be best-in-class in endocrinology rare diseases, and we will continue to apply this algorithm for product selection in new therapeutic areas. We believe this approach may reduce the risks associated with traditional drug development.

Our TransCon technology enables us to create long-acting prodrug therapies with potentially significant advantages over existing marketed drug products. Our TransCon technology transiently links an unmodified parent drug to a TransCon carrier via our proprietary TransCon linkers. Our TransCon linkers predictably release an unmodified active parent drug at predetermined rates governed by physiological pH and temperature conditions, supporting administration frequencies from daily to more than every six months. Depending upon the type of TransCon carrier we employ, we can design our TransCon prodrugs to act systemically or locally in areas that are difficult to treat with conventional therapies.

TransCon Product Candidate Pipeline

1.	Based on market data and company estimates.
2.	Excludes rights granted to VISEN Pharmaceuticals in Greater China.
3.	Includes all indications.
4.	Based on treatment of ~25% of the U.S. patient population of ~80,000 patients.

In addition to our pipeline of product candidates noted in the figure above, we are conducting preclinical studies in the field of oncology to explore multiple potential product candidates and evaluate systemic as well as localized delivery systems using our TransCon technology.

When we apply our TransCon technology to already approved drug compounds, we may benefit from established clinical safety and efficacy data, which we believe increases the probability of success compared to traditional drug development.

We maintain an intellectual property portfolio comprising approximately 133 issued patents and approximately 275 patent applications as of December 31, 2018 with claims directed to composition of matter, process, formulation and/or methods-of-use for our product candidates, including a device and core TransCon technology. In addition, each of Genentech and Sanofi have granted us rights that enable us to freely commercialize all improvements to the TransCon technology developed by such collaboration partners outside of the field identified in their respective collaboration agreements. Other than the rights we have granted to Visen in Greater China noted above, we hold worldwide rights to our TransCon technology and have no third-party royalty or milestone payment obligations with respect to our TransCon technology or any of our product candidates. While our TransCon prodrugs may incorporate already approved parent drugs, each of our product candidates is a new molecular entity and is therefore eligible to be granted new intellectual property rights, including new composition of matter patents.

Recent developments

On March 4, 2019, we announced positive top-line results from the Phase 3 heiGHt Trial, a randomized, open-label, active-controlled trial that compared once-weekly TransCon hGH to a daily growth hormone (Genotropin®) in children with pediatric GHD.

The trial met its primary objective, demonstrating that TransCon hGH was observed to be non-inferior and, additionally, superior to the daily hGH on the primary endpoint of annualized height velocity, or AHV, at 52 weeks. In the primary analysis of the intent-to-treat population using ANCOVA, TransCon hGH demonstrated an AHV of 11.2 cm/year compared to 10.3 cm/year for the daily hGH. The treatment difference was 0.86 cm/year with a 95 percent confidence interval of 0.22 to 1.50 cm/year. The AHV for TransCon hGH was significantly greater than the daily hGH (p=0.0088).

The AHV was greater for TransCon hGH than for the daily hGH at each visit, with the treatment difference reaching statistical significance from and including week 26 onward. The incidence of poor responders (AHV < 8.0 cm/year) was 4 percent and 11 percent in the TransCon hGH and daily hGH arms, respectively. All sensitivity analyses completed from the trial support the primary outcome, indicating the robustness of these results.

Results from the trial indicate that TransCon hGH was generally safe and well-tolerated, with adverse events consistent with the type and frequency observed with daily hGH therapy and comparable between arms of the trial. Key safety observations:

•	No serious adverse events related to study drug were observed in either arm

•	One serious adverse event was observed in each arm (representing 1.0 percent for TransCon hGH and 1.8 percent for daily hGH), both determined to be unrelated to study drug

•	No treatment-emergent adverse events leading to discontinuation of study drug were observed in either arm

Additional preliminary analyses from the heiGHt Trial:

•	No neutralizing antibodies detected, and low level (<10 percent) of low-titer non-neutralizing antibodies was similar between the two arms

•

Height standard deviation score, or SDS, at 52 weeks increased over baseline by 1.05 for TransCon hGH and by 0.94 for the daily hGH, and the treatment difference in height SDS increased at each visit over 52 weeks

•	Body Mass Index, or BMI, SDS was stable over 52 weeks and was -0.03 for TransCon hGH and -0.40 for the daily hGH at week 52

•	Mean hemoglobin A1c values were generally stable over the course of the trial and remained within the normal range for both arms

•

Observed peak and trough insulin-like growth factor-1, or IGF-1, SDS values were 1.3 and -0.5 over 52 weeks, respectively, for TransCon hGH compared to an approximate average IGF-1 SDS of 0.0 for the daily hGH at week 52

•	In a pre-defined subset of 11 subjects, IGF-1 levels were assessed during week 13 and results were similar to those reported in the TransCon hGH pediatric phase 2 trial

•	Consecutive IGF-1 SDS values >2.0 were uncommon (<10 percent of subjects) and IGF-1 SDS >3.0 were rare (<3 percent of subjects)

•	Adverse events leading to dose reduction (IGF-1 levels or clinical symptoms) occurred twice in the TransCon hGH arm (representing 1.9 percent) and once in the daily hGH arm (representing 1.8 percent)

•	Two subjects in each treatment arm experienced mild injection site reactions that were considered adverse events

The heiGHt Trial evaluated 161 treatment-naïve children with GHD randomized in a 2:1 ratio to receive either once-weekly TransCon hGH (0.24 mg/kg/week subcutaneously, n=105) or daily Genotropin (34 µg/kg/day or 0.24 mg/kg/week subcutaneously, n=56) for 52 weeks. Of the 161 subjects, two subjects, one from each arm, withdrew from the trial prior to the final visit.

TransCon hGH is designed to deliver unmodified hGH, the same growth hormone used in daily therapies, at a predictable rate over one week. Currently in the U.S. and Europe, the only GHD treatment option for patients and their families is daily hGH injections. Patients receiving daily therapy endure thousands of injections over the course of many years. This often leads to missed doses and patients who fail to meet expected outcomes.

The TransCon hGH Phase 3 program includes the heiGHt, fliGHt and enliGHten Trials. Top-line data for the fliGHt trial, evaluating TransCon hGH in subjects who switch from daily hGH, are expected in the second quarter of 2019. The enliGHten Trial is a long-term extension that provides subjects from the heiGHt and fliGHt trials with the opportunity to continue once-weekly TransCon hGH treatment.

We plan a clinical database lock for the TransCon hGH Phase 3 program in the third quarter of 2019. Subsequently, we intend to submit a Biologics License Application, or BLA, with the FDA for TransCon hGH to treat pediatric GHD in the first half of 2020.

Corporate information

We were organized under the laws of the Kingdom of Denmark in September 2006 as a private limited liability company (Anpartsselskab, or ApS) and then transformed into a public limited liability company (Aktieselskab, or A/S), effective December 17, 2007. In connection with this conversion, our legal name changed from Ascendis Pharma ApS to Ascendis Pharma A/S. We commenced operations in December 2007 in connection with the acquisition of the company that invented our TransCon technology, Complex Biosystems GmbH.

Our registered office and principal executive offices are located at Tuborg Boulevard 12, DK-2900 Hellerup, Denmark and our telephone number is +45 70 22 22 44. Our agent for service of process in the United States is Ascendis Pharma, Inc.

The Offering

ADSs offered by us	5,771,172 ADSs, representing 5,771,172 ordinary shares

Ordinary shares to be outstanding after this offering	47,906,620 ordinary shares (including 5,771,172 ordinary shares represented by the 5,771,172 ADSs issued in this offering)

Option to purchase additional ADSs	We intend to grant the underwriters an option for a period of 30-days from the date of this prospectus supplement to purchase up to an additional 865,675 ADSs.

American Depositary Shares	Each ADS will represent one ordinary share, nominal value DKK 1 per share. As an ADS holder you will not be treated as one of our shareholders and you will not have shareholder rights. You will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time. To better understand the terms of the ADSs, you should carefully read the section of the accompanying prospectus entitled “Description of American Depositary Shares” and the deposit agreement incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Depositary	The Bank of New York Mellon

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $375.3 million, or approximately $431.7 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting the estimated underwriting commissions and estimated offering expenses payable by us, based on an assumed public offering price of $69.31 per ADS, the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019. We expect to use the net proceeds from this offering to support the clinical development, regulatory approval and commercial preparations for TransCon hGH, to fund clinical development of our other rare disease endocrinology programs, including TransCon PTH and TransCon CNP, to identify and progress development of new product candidates, including in the therapeutic area of oncology, and for working capital and general corporate purposes. See “Use of proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk factors” and other information included in this prospectus supplement for a discussion of factors that you should consider carefully before deciding to invest in the ADSs.

Nasdaq Global Select Market symbol	“ASND”

The number of ordinary shares to be outstanding after this offering is based on 42,032,522 ordinary shares outstanding as of September 30, 2018, and excludes the following:

•

4,480,805 ordinary shares issuable upon exercise of outstanding warrants at a weighted-average exercise price of €21.49 per share ($24.87), as of September 30, 2018 (based on the exchange rate reported by the European Central Bank on September 30, 2018); and

•	3,774,375 ordinary shares issuable upon exercise of warrants that we are authorized to issue in the future, as of September 30, 2018.

Unless otherwise indicated, all information contained in this prospectus supplement reflects an assumed public offering price of $69.31 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, and assumes no exercise of the underwriters’ option to purchase additional ADSs.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present summary consolidated financial data for our business. We derived the summary consolidated statement of profit or loss and other comprehensive income data for the years ended December 31, 2017, 2016 and 2015 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. We derived the summary consolidated statement of profit or loss and other comprehensive income data for the nine months ended September 30, 2018 and 2017 and the summary consolidated statement of financial position as of September 30, 2018 from our unaudited condensed consolidated interim financial statements incorporated by reference into this prospectus supplement. We maintain our books and records in euros, and prepare our audited consolidated financial statements and unaudited condensed consolidated interim financial statements in accordance with IFRS as issued by the IASB and as adopted by the European Union. The following information should be read in conjunction with our audited consolidated financial statements and unaudited condensed consolidated interim financial statements and related notes, as well as the information under the captions “Item 5. Operating and financial review and prospects” appearing in our Annual Report on Form 20-F for the year ended December 31, 2017 and “Management’s discussion and analysis of financial condition and results of operations” appearing in our Report on Form 6-K filed on November 28, 2018, which are incorporated by reference herein. For more details on how you can obtain our reports and other information filed with the SEC, you should read the section of this prospectus supplement and the accompanying prospectus entitled “Where you can find more information.” Our historical results are not necessarily indicative of our future results, and our interim period results are not necessarily indicative of results to be expected for a full year or any other interim period. All share and per share data in this prospectus supplement, including those relating to the warrants, give retrospective effect to a bonus issue of shares in the ratio of 3:1 of the Company’s authorized, issued and outstanding ordinary and preference shares, which was effective on January 13, 2015, with the corresponding impacts on both share capital and retained earnings also retrospectively recognized.

Summary consolidated statement of profit or loss and other comprehensive income data:

	Year ended December 31,			Nine months ended September 30,
(EUR ‘000, except share and per share data)	2017	2016	2015	2018	2017
				(unaudited)
Revenue	1,530	4,606	8,118	66	1,250
Research and development costs	(99,589)	(66,022)	(40,528)	(102,286)	(71,555)
General and administrative expenses	(13,482)	(11,504)	(9,415)	(16,684)	(9,396)

Operating profit / (loss)	(111,541)	(72,920)	(41,825)	(118,904)	(79,701)
Finance income	923	7,300	11,048	20,532	453
Finance expenses	(13,756)	(3,112)	(2,797)	(53)	(10,765)

Profit / (loss) before tax	(124,374)	(68,732)	(33,574)	(98,425)	(90,013)
Tax on profit / (loss) for the period	477	227	652	306	291

Net profit / (loss) for the period	(123,897)	(68,505)	(32,922)	(98,119)	(89,722)

Other comprehensive income / (loss)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translating foreign operations	65	6	(14)	(16)	41

Other comprehensive income / (loss) for the period, net of tax	65	6	(14)	(16)	41

Total comprehensive income / (loss) for the period, net of tax	(123,832)	(68,499)	(32,936)	(98,135)	(89,681)
Profit / (loss) for the period attributable to owners of the Company	(123,897)	(68,505)	(32,922)	(98,119)	(89,722)
Total comprehensive income / (loss) for the period attributable to owners of the Company	(123,832)	(68,499)	(32,936)	(98,135)	(89,681)
	EUR	EUR	EUR	EUR	EUR
Basic earnings/(loss) per share	(3.68)	(2.58)	(1.39)	(2,41)	(2.76)
Diluted earnings/(loss) per share	(3.68)	(2.58)	(1.39)	(2.41)	(2.76)
Number of shares used for calculation (basic)	33,626,305	26,564,414	23,766,783	40,757,686	32,513,641
Number of shares used for calculation (diluted)(1)	33,626,305	26,564,414	23,766,783	40,757,686	32,513,641

(1)

A total of 4,621,154, 3,691,765, 2,615,903, 4,480,805, and 3,698,895 warrants were outstanding as of December 31, 2017, December 31, 2016, December 31, 2015, September 30, 2018 and September 30, 2017, respectively. These warrants may potentially dilute earnings per share in the future, but have not been included in the calculation of diluted earnings per share because they are antidilutive for the applicable periods presented. For additional information regarding our basic and diluted earnings per share, see our Consolidated Statements of Profit or Loss and Other Comprehensive Income included in our consolidated financial statements incorporated by reference into this prospectus supplement.

Summary consolidated statement of financial position data:

The table below presents summary unaudited condensed interim consolidated statement of financial position data as of September 30, 2018:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of 5,771,172 ADSs in this offering based on an assumed public offering price of $69.31 per ADS, the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, and after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

	As of September 30, 2018
	Actual	As adjusted(1)
(EUR ‘000)	(unaudited)
Cash and cash equivalents	310,333	639,991
Total assets	335,234	664,892
Share capital	5,645	6,418
Distributable equity
Share premium	624,339	953,224
Foreign currency translation reserve	(30)	(30)
Share-based payment reserve	35,580	35,580
Accumulated deficit	(361,329)	(361,329)
Total equity	304,205	633,863

(1)

A $1.00 increase (decrease) in the assumed public offering price of $69.31 per ADS, which is the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total assets and total equity by approximately $5.4 million, assuming that the number of ADSs offered by us (based on the assumed public offering price of $69.31 per ADS) remains the same and after deducting the estimated underwriting commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 in the number of ADSs we are offering would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total assets and total equity by approximately $6.5 million, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should consider carefully the risks described below and discussed in our Annual Report on Form 20-F filed on March 28, 2018 which is incorporated by reference in this prospectus supplement in its entirety, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in the ADSs. If any of the following events actually occurs, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of the ADSs to decline and you may lose all or part of your investment. The risks described below and incorporated by reference in this prospectus supplement and the accompanying prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks relating to this offering

Our senior management team may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our senior management will have broad discretion over, and we could spend, the net proceeds from this offering in ways with which the holders of ordinary shares or ADSs may not agree or that do not yield a favorable return, if any. We expect to use our existing cash and cash equivalents and the net proceeds from this offering to support the clinical development, regulatory approval and commercial preparations for TransCon hGH, to fund clinical development of our other rare disease endocrinology programs, including TransCon PTH and TransCon CNP, to identify and progress development of new product candidates, including in the therapeutic area of oncology, and for working capital and general corporate purposes. However, our senior management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our ordinary shares or ADSs.

You may experience immediate and substantial dilution in the net tangible book value per ADS of your investment.

The price per ADS being offered is higher than the net tangible book value per ADS outstanding prior to this offering. As a result, investors purchasing ADSs in this offering will incur immediate dilution of $54.30 per ADS, based on an assumed public offering price of $69.31 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, and our as adjusted net tangible book value per ADS as of September 30, 2018 after giving effect to this offering and the assumed offering price. For information on how the foregoing amounts were calculated, see “Dilution.”

This dilution is due to the substantially lower price paid by our investors who purchased ordinary shares or ADSs prior to this offering as compared to the price offered to the public in this offering. As a result of the dilution to investors purchasing ADSs in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional ordinary shares, ADSs or other securities convertible into or exchangeable for our ordinary shares. We cannot assure you that we will be able to sell ordinary shares, ADSs or other securities in any other offering at a price per share that is equal to or greater than the price per ADS paid by investors in this offering, and investors purchasing ordinary shares, ADSs or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, ADSs or other securities convertible into or exchangeable for our ordinary shares in future transactions may be higher or lower than the price per ADS in this offering. As of September 30, 2018, approximately 8.3 million ordinary shares that are either subject to outstanding warrants or reserved for future issuance under our warrant incentive program are eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules.

The price of the ADSs may be volatile and the holders of the ADSs may not be able to resell ADSs at or above the price they paid.

The trading price of the ADSs could be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	results from, or any delays in, clinical trial programs relating to our product candidates, including clinical trials for TransCon hGH, TransCon PTH and TransCon CNP;

•	our ability to apply our TransCon technology to therapeutic areas other than endocrinology, including the therapeutic area of oncology;

•	our ability to commercialize or obtain regulatory approval for our product candidates, or delays in commercializing or obtaining regulatory approval;

•

announcements of regulatory approval or a complete response letter to our product candidates, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

•

announcements relating to current or future collaborations or joint ventures, including decisions regarding the exercise by our collaboration partners of their options, if any, or any termination by them of their collaborations with us;

•	timing and amount of payments to us under our collaborations or joint ventures, if any;

•	announcements of therapeutic innovations or new products by us or our competitors;

•	announcements regarding the parent drugs that we use in developing our product candidates;

•	adverse actions taken by regulatory authorities with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	changes or developments in laws or regulations applicable to our product candidates;

•	any adverse changes to our relationship with any manufacturers or suppliers;

•	the success of our testing and clinical trials;

•	the success of our efforts to acquire, license or discover additional product candidates;

•	any intellectual property infringement actions in which we may become involved;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	achievement of expected product sales and profitability;

•	manufacture, supply or distribution shortages;

•	actual or anticipated fluctuations in our operating results;

•	European Medicines Agency, or EMA, FDA or other similar regulatory actions affecting us or our industry or other healthcare reform measures in the European Union, United States or in other markets;

•	changes in the structure of healthcare payment systems;

•	changes in financial estimates or recommendations by securities analysts;

•	trading volume of the ADSs;

•	sales of ordinary shares and/or ADSs by us, our senior management and board members, holders of the ADSs or our shareholders in the future;

•	general economic and market conditions and overall fluctuations in the United States and international equity markets; and

•	the loss of any of our key scientific or senior management personnel.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of ADSs. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of the holders of ordinary shares or ADSs were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our senior management would be diverted from the operation of our business, which could seriously harm our financial position. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our ordinary shares or ADSs, the price of the ADSs and trading volume could decline.

The trading market for the ADSs may be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or performance of the ADSs, or if our clinical trials and operating results fail to meet the expectations of analysts, the price of the ADSs would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of the ADSs or trading volume to decline.

We may be a “passive foreign investment company” for U.S. federal income tax purposes for our current taxable year and future taxable years, which could result in adverse U.S. federal income tax consequences to U.S. investors.

Under the Internal Revenue Code of 1986, as amended, the determination of passive foreign investment company, or PFIC, status is fact-specific, and generally cannot be made until after the close of the taxable year in question. A non-U.S. corporation will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets that produce or are held for the production of passive income. A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—Material U.S. Federal Income Tax Consequences to U.S. Holders”) holds ordinary shares or ADSs, the U.S. Holder may be subject to adverse tax consequences, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of an interest charge with respect to such gain and certain dividends and (iii) compliance with certain reporting requirements. Although we do not believe we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2017, the application of the PFIC rules is subject to uncertainty in several respects, and we may be a PFIC for our current taxable year and future taxable years. Each U.S. Holder is strongly urged to consult its tax advisor regarding these issues. See “Taxation—Material U.S. Federal Income Tax Consequences to U.S. Holders.”

If a United States person is treated as owning at least 10% of our ordinary shares or ADSs, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder (as defined in “Taxation—Material U.S. Federal Income Tax Consequences to U.S. Holders”) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares or ADSs, such U.S. Holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group (if any). Because our group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as “controlled foreign corporations” (regardless of whether we are treated as a “controlled foreign corporation”). A “United States shareholder” of a “controlled foreign corporation” may be required to report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by “controlled foreign corporations,” regardless of whether we make any distributions. An individual that is a “United States shareholder” with respect to a “controlled foreign corporation” generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a “United States shareholder” that is a U.S. corporation. Failure to comply with these reporting obligations may subject you to significant monetary penalties and may prevent the statute of limitations from starting with respect to your U.S. federal income tax return for the year for which reporting was due. We cannot provide any assurances that we will assist investors in determining whether any of our non-U.S. subsidiaries are treated as a “controlled foreign corporation” or whether such investor is treated as a “United States shareholder” with respect to any of such “controlled foreign corporations.” Further, we cannot provide any assurances that we will furnish to any “United States shareholders” information that may be necessary to comply with the aforementioned reporting and tax payment obligations. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in our ordinary shares or ADSs.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in the European Union, and we maintain our books and records in euros. We have presented results of operations in euros. In this prospectus supplement, financial figures included in or extracted from our consolidated financial statements have been translated in accordance with the guidelines under IFRS. For convenience of the reader, this prospectus supplement also includes other translations from euros to U.S. dollars and U.S. dollars to euros. Unless specified as of a specific date, or otherwise indicated, translations from euros to U.S. dollars and from U.S. dollars to euros were made at a rate of €0.864 to $1.00, the official exchange rate quoted by the European Central Bank at the close of business on September 30, 2018. As of March 1, 2019, the official exchange rate of euros to U.S. dollars was €0.879 to $1.00. Such U.S. dollar amounts are not necessarily indicative of the actual amounts of U.S. dollars which could have been actually purchased on exchange of euro on the dates indicated. The rates set forth below are provided solely for your convenience and may differ from the actual rates used in the preparation of our consolidated financial statements and other financial data included in or incorporated by reference into this prospectus supplement.

The following table presents information on the exchange rates between the euro and the U.S. dollar for the periods indicated:

	Period end	Average for period	Low	High
	(€ per U.S. dollar)
Year Ended December 31
2014	0.822	0.754	0.717	0.822
2015	0.913	0.904	0.824	0.948
2016	0.949	0.904	0.864	0.965
2017	0.834	0.887	0.829	0.963
2018	0.873	0.850	0.800	0.888
Month Ended
September 30, 2018	0.864	0.858	0.849	0.865
October 31, 2018	0.884	0.870	0.862	0.881
November 30, 2018	0.880	0.880	0.871	0.888
December 31, 2018	0.873	0.879	0.873	0.886
January 31, 2019	0.871	0.876	0.867	0.882
February 28, 2019	0.876	0.881	0.872	0.888
March 2019 (through March 1)	0.879	0.879	0.879	0.879

PRICE RANGE OF AMERICAN DEPOSITARY SHARES

The ADSs have been listed on The Nasdaq Global Select Market under the symbol “ASND” since January 28, 2015. Prior to that date, there was no public trading market for the ADSs or our ordinary shares. Our initial public offering was priced at $18.00 per ADS on January 27, 2015. The following table sets forth for the periods indicated the high and low sales prices per ADS as reported on The Nasdaq Global Select Market:

	Per ADS
	High	Low
Year ended December 31,
2015 (from January 28, 2015 through December 31, 2015)	$23.81	$14.75
2016	$21.79	$11.92
2017	$42.00	$19.60
2018	$76.99	$38.28
Quarter ended
March 31, 2017	$30.57	$19.60
June 30, 2017	$31.86	$21.95
September 30, 2017	$42.00	$25.50
December 31, 2017	$41.14	$31.56
March 31, 2018	$69.00	$38.28
June 30, 2018	$76.29	$57.80
September 30, 2018	$76.99	$62.66
December 31, 2018	$72.64	$53.21
Month ended
August 31, 2018	$76.99	$65.20
September 30, 2018	$71.46	$62.66
October 31, 2018	$72.64	$58.01
November 30, 2018	$68.98	$53.21
December 31, 2018	$68.75	$54.67
January 31, 2019	$75.83	$59.58
February 28, 2019	$74.96	$66.12
March 2019 (through March 1)	$73.57	$68.41

On March 1, 2019, the last reported sale price of the ADSs on The Nasdaq Global Select Market was $69.31 per ADS.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 5,771,172 ADSs in this offering will be approximately $375.3 million (or approximately $431.7 million if the underwriters exercise their option to purchase an additional 865,675 ADSs in full), based on an assumed public offering price of $69.31 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, after deducting the estimated underwriting commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $69.31 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, would increase (decrease) the net proceeds to us by approximately $5.4 million, assuming that the number of ADSs offered by us (based on the assumed public offering price of $69.31 per ADS) remains the same and after deducting the estimated underwriting commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs we are offering. An increase (decrease) of 100,000 in the number of ADSs we are offering would increase (decrease) the net proceeds to us from this offering by approximately $6.5 million, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering to support the clinical development, regulatory approval and commercial preparations for TransCon hGH, to fund clinical development of our other rare disease endocrinology programs, including TransCon PTH and TransCon CNP, to identify and progress development of new product candidates, including in the therapeutic area of oncology, and for working capital and general corporate purposes.

Based on our planned use of our net proceeds from this offering, we currently estimate that such funds, together with existing cash and cash equivalents, will be sufficient to fund our operations for at least the next twelve months. We have based this estimate on assumptions that may prove to be wrong, and we could use these available capital resources sooner than we currently expect. It is possible that we will not achieve the progress that we expect because the actual costs and timing of drug development, including obtaining regulatory approvals, are difficult to predict and are subject to substantial risks and delays.

Due to the uncertainties inherent in the clinical development and regulatory approval process, it is difficult to estimate with certainty the exact amounts of the net proceeds from this offering that may be used for the above purposes. As such, our senior management will retain discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors, including unforeseen delays or problems in the clinical development process and in the development of our manufacturing and supply chain.

DIVIDEND POLICY

We have never declared or paid cash dividends on our share capital. We intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors.

DESCRIPTION OF SHARE CAPITAL

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association, the registration rights agreement entered into in December 2014 to which we and certain shareholders are parties, as amended, or the 2014 Registration Rights Agreement, the registration rights agreement entered into in December 2015 to which we and certain ADS holders are parties or the 2015 Registration Rights Agreement, and relevant provisions of the Danish Companies Act (in Danish: Selskabsloven). Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our articles of association, the 2014 Registration Rights Agreement, the 2015 Registration Rights Agreement and Danish law in effect as of the date of this prospectus supplement. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Danish Law and our articles of association, the 2014 Registration Rights Agreement and the 2015 Registration Rights Agreement, copies of which are incorporated by reference into the registration statement of which this prospectus supplement forms a part. Further, please note that ADS holders are not treated as our shareholders and do not have rights as a shareholder. For more information regarding the rights of ADS holders, see “Description of American Depositary Shares” in the accompanying prospectus.

General

Our company was incorporated on September 21, 2006 as a private limited liability company (in Danish: Anpartsselskab, or ApS) under Danish law and is registered with the Danish Business Authority (in Danish: Erhvervsstyrelsen) in Copenhagen, Denmark under registration number 29918791. On December 17, 2007, our company was converted into a public limited liability company (in Danish: Aktieselskab, or A/S). Our company’s headquarters and registered office is Tuborg Boulevard 12, DK-2900 Hellerup, Denmark.

Development of the share capital

As of December 31, 2017, our registered, authorized, fully paid, issued and outstanding share capital was 36,984,292 ordinary shares, or shares. As of September 30, 2018, our registered, authorized, fully paid, issued and outstanding share capital was 42,032,522 shares. The development of our share capital since our inception is set forth in the table below.

Date	Transaction	Share capital after transaction (in DKK)	Share class after the increase	Price per share
September 2006	Formation	500,000		€0.0350
November 2007	Cash contribution	638,740	638,740 ordinary A shares	€0.0350
December 2007	Cash contribution Contribution in kind	6,070,032	1,293,700 ordinary A shares 1,099,932 preference B shares 3,676,400 preference C shares	€2.6483
December 2008	Cash contribution	9,090,908	1,293,700 ordinary A shares 1,099,932 preference B shares 6,697,276 preference C shares	€2.6483
June 2010	Debt conversion	10,105,560	1,293,700 ordinary A shares 1,099,932 preference B shares 7,711,928 preference C shares	€2.6483
May 2011	Debt conversion	10,801,948	1,293,700 ordinary A shares 1,099,932 preference B shares 8,408,316 preference C shares	€7.9962
November 2014	Cash contribution	16,935,780	1,293,700 ordinary A shares 1,099,932 preference B shares 8,408,316 preference C shares 6,133,832 preference D shares	€8.0602
February 2015	Cash contribution	23,835,780	23,835,780 ordinary shares	$18.00
May/June 2015	Cash contribution	24,196,826	24,196,826 ordinary shares	€3.16	*
August/September 2015	Cash contribution	25,128,242	25,128,242 ordinary shares	€3.34	*
April/May 2016	Cash contribution	25,193,221	25,193,221 ordinary shares	€7.86	*
September 2016	Cash contribution	25,209,534	25,209,534 ordinary shares	€7.89	*
October 2016	Cash contribution	31,525,323	31,525,323 ordinary shares	$19.00
November 2016	Cash contribution	32,387,201	32,387,201 ordinary shares	$19.00
December 2016	Cash contribution	32,421,121	32,421,121 ordinary shares	$7.39	*
March 2017	Cash contribution	32,502,555	32,502,555 ordinary shares	$8.39	*
August 2017	Cash contribution	32,544,151	32,544,151 ordinary shares	$11.47	*
September 2017	Cash contribution	32,566,051	32,566,051 ordinary shares	$10.61	*
September 2017	Cash contribution	36,366,051	36,366,051 ordinary shares	$35.50
October 2017	Cash contribution	36,936,051	36,936,051 ordinary shares	$35.50
November 2017	Cash contribution	36,965,023	36,965,023 ordinary shares	$9.43	*
December 2017	Cash contribution	36,984,292	36,984,292 ordinary shares	$8.66	*
February 2018	Cash contribution	41,523,765	41,523,765 ordinary shares	$57.00
April 2018	Cash contribution	41,601,215	41,601,215 ordinary shares	$12.59	*
June 2018	Cash contribution	41,841,590	41,841,590 ordinary shares	$12.52	*
September 2018	Cash contribution	42,032,522	42,032,522 ordinary shares	$12.59	*

*	Based on a weighted-average price per share from warrant exercises.

Authorizations to our board of directors

As of the date of this prospectus supplement, our board of directors is authorized to increase the share capital as follows:

•

Our board of directors is authorized to increase our share capital by up to 11,090,527 shares without pre-emptive subscription rights for existing shareholders in connection with cash contributions, debt conversion and contributions in kind, provided, however, that the capital increases are carried out at market value. This authorization is valid until May 23, 2022.

•

Our board of directors is authorized to increase our share capital by up to 15,000,000 shares with pre-emptive subscription rights for existing shareholders in connection with cash contributions, provided, however, that the capital increases are carried out at market value. This authorization is valid until December 31, 2019.

•

Our board of directors is authorized to issue an additional 2,483,625 warrants and to increase our share capital by up to 2,483,625 shares without pre-emptive subscription rights for existing shareholders in connection with the exercise, if any, of said warrants and to determine the terms and conditions thereof. Our board of directors cannot issue warrants pursuant to this authorization to the extent that already issued and still outstanding warrants under this authorization amount to 20% or more of our share capital. This authorization is valid until May 28, 2023.

•

Our board of directors is, without pre-emptive rights for the existing shareholders, authorized to obtain loans against issuance of convertible notes which confer the right to subscribe up to 5,000,000 shares. The convertible notes shall be offered at a subscription price and a conversion price that correspond in aggregate to at least the market price of the shares at the time of the decision of our board of directors to issue the convertible notes. The loans shall be paid in cash and our board of directors shall determine the terms and conditions for the convertible notes. This authorization is valid until December 31, 2019.

•

Our board of directors is authorized at one or more times to increase the Company’s share capital in favor of its employees and the employees of its subsidiaries with up to nominal DKK 500,000 without pre-emptive subscription rights for the Company’s shareholders. This authorization is valid until May 23, 2021.

If our board of directors exercises its authorizations in full, and all warrants and convertible debt instruments are exercised fully (not including already issued warrants), then our share capital will amount to 76,209,600 shares consisting of 76,209,600 shares with a nominal value of DKK 1 each.

At the extraordinary general meeting held on January 23, 2015, our shareholders authorized our board of directors to allow us to acquire up to 1,000,000 shares of our share capital as treasury shares at a price corresponding to +/-10% of the listed share price at the time of the acquisition. The authorization is valid until December 31, 2019. The authorization can be used to purchase treasury shares directly and/or to acquire ADSs. As of the date of this prospectus, we have not used this authorization.

Our shares

The ADSs are listed on The Nasdaq Global Select Market under the symbol “ASND.”

Our warrants

We have established warrant incentive programs for members of our board of directors, our senior management, other employees, consultants and advisors. As of December 31, 2017, there were outstanding 4,621,154 warrants to subscribe for our ordinary shares.

As of September 30, 2018, there were outstanding 4,480,805 warrants to subscribe for our ordinary shares. Each warrant confers the right to subscribe for one ordinary share. Our warrants have previously been granted, on the dates, and with exercise prices as set forth below:

Grant date	Vesting period	Expiration date	Exercise price	Warrants previously granted	Outstanding warrants vested or subject to future vesting
September 10, 2008	24 - 36 months	September 15, 2015	€2.6483	623,880	—
March 19, 2009	24 - 36 months	September 15, 2015	€2.6483	331,020	—
December 9, 2009	36 months	September 15, 2015	€2.6483	170,908	—
December 13, 2011	36 months	September 15, 2015	€7.9962	58,000	—
October 8, 2012	36 months	September 15, 2015	€7.9962	66,000	—
December 3, 2012	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	690,604	532,011
March 19, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	28,400	1,900
June 27, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	87,488	65,488
September 24, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	56,000	5,250
December 5, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	12,000	11,100
January 16, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	132,592	2,000
March 6, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	28,000	28,000
June 19, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	168,008	12,000
November 26, 2014	48 months	21 days following our interim report (nine-month report) in 2023	€6.4775	566,504	343,418
December 18, 2015	48 months	December 18, 2025	$16.99	1,022,908	837,688
March 15, 2016	48 months	March 15, 2026	$18.14	178,500	151,438
May 10, 2016	48 months	May 10, 2026	$15.68	42,500	35,792
June 9, 2016	48 months	June 9, 2026	$13.59	58,000	57,093
July 12, 2016	48 months	July 12, 2026	$12.97	2,500	2,500
August 9, 2016	48 months	August 9, 2026	$14.50	129,000	89,000
November 8, 2016	48 months	November 8, 2026	$19.34	9,000	8,200
December 14, 2016	24 - 48 months	December 14, 2026	$20.67	783,000	733,958
January 10, 2017	48 months	January 10, 2027	$20.72	16,000	14,208
February 14, 2017	48 months	February 14, 2027	$26.01	5,000	5,000
March 14, 2017	48 months	March 14, 2027	$28.54	27,000	27,000
April 11, 2017	48 months	April 11, 2027	$27.48	36,000	31,417
May 9, 2017	48 months	May 9, 2027	$27.65	3,000	3,000
June 13, 2017	48 months	June 13, 2027	$22.76	40,500	40,500
July 11, 2017	48 months	July 11, 2027	$27.99	2,500	2,500
August 8, 2017	48 months	August 8, 2027	$27.81	6,500	6,250
September 12, 2017	48 months	September 12, 2027	$29.45	89,000	89,000
October 10, 2017	48 months	October 10, 2027	$36.14	9,000	9,000
November 14, 2017	48 months	November 14, 2027	$35.50	4,000	4,000
December 12, 2017	24 - 48 months	December 12, 2027	$37.18	957,500	932,469
January 9, 2018	48 months	January 9, 2028	$46.00	14,000	14,000
February 13, 2018	48 months	February 13, 2028	$51.37	25,000	25,000

Grant date	Vesting period	Expiration date	Exercise price	Warrants previously granted	Outstanding warrants vested or subject to future vesting
March 13, 2018	48 months	March 13, 2028	$66.96	8,000	8,000
April 10, 2018	48 months	April 10, 2028	$62.15	117,000	117,000
May 8, 2018	48 months	May 8, 2028	$62.80	11,500	11,500
June 12, 2018	48 months	June 12, 2028	$71.00	14,125	14,125
July 10, 2018	48 months	July 10, 2028	$69.79	18,500	17,000
August 14, 2018	48 months	August 14, 2028	$68.00	70,000	70,000
September 11, 2018	48 months	September 11, 2028	$63.77	123,000	123,000
October 9, 2018	48 months	October 9, 2028	$65.28	85,750	85,750
November 13, 2018	48 months	November 13, 2028	$61.00	76,000	76,000
December 11, 2018	24 - 48 months	December 11, 2028	$62.17	1,074,500	1,074,500
January 8, 2019	48 months	January 8, 2029	$70.94	40,000	40,000
February 12, 2019	48 months	February 12, 2029	$70.20	14,500	14,500

As of September 30, 2018, 19,580 of the warrants included in the table above under the heading “Warrants Previously Granted” had been cancelled by our board of directors because these warrants were held by individuals who no longer performed services for us. Further, 229,782 of the warrants included in the table above under the heading “Warrants Previously Granted” are unvested and held by individuals who are no longer performing services for the Company and therefore the Company does not believe such warrants will vest. Also, 2,168 of the warrants included in the table above under the heading “Warrants Previously Granted” have expired without being exercised. Finally, 2,109,602 of the warrants included in the table above under the heading “Warrants Previously Granted” have been exercised and are no longer outstanding. As of December 31, 2017, the weighted-average subscription price per share per outstanding warrant was approximately €17.62, or $21.13 (based on the exchange rate reported by the European Central Bank on December 31, 2017). As of September 30, 2018, the weighted-average subscription price per share per outstanding warrant is approximately €21.49, or $24.87 (based on the exchange rate reported by the European Central Bank on September 30, 2018).

Vesting principles generally

All warrants have been issued by the general meeting or by our board of directors pursuant to valid authorizations in our articles of association and the terms and conditions have, in accordance with the Danish Companies Act, been incorporated in our articles of association. The description below merely contains a summary of the applicable terms and conditions and does not purport to be complete. Warrants issued vest, in general, at a rate of 1/24th or 1/48th per month from the date of grant. Moreover, all warrants may vest fully in accordance with their terms in the event that we are merged as the discontinuing company or demerged or if more than 50% of our share capital is sold or is part of a share swap. The warrants issued are subject to certain restrictions on exercise as further described below.

Vesting principles for the senior management and employees

Generally, warrants cease to vest upon termination of the warrantholder’s employment relationship with us in the event that (i) a warrantholder resigns without this being due to our breach of the employment contract or (ii) we terminate the employment relationship with cause. In the event that (i) the warrantholder resigns due to our breach of the employment contract or (ii) we terminate the employment relationship without cause, the warrants will continue to vest as they normally would have vested had the employee remained employed.

Vesting principles for board members, consultants and advisors

Vesting of warrants issued to board members, consultants and advisors is conditional upon the warrantholder’s continuous service as a board member, consultant or advisor, respectively.

Exercise principles

Generally, in the event that we terminate the employment, consultancy or board relationship with cause, the warrantholder will be entitled to exercise already vested warrants in the first exercise period after termination. If the first exercise period after termination falls within three months of the termination date, the warrantholder shall, additionally, be entitled to exercise in the following exercise period.

In the event that (i) the warrant holder terminates the employment, consultancy or board relationship for any reason or (ii) we terminate the employment, consultancy or board relationship without cause, the warrantholder may continue to exercise the warrants as if the service relationship had remained unchanged. However, pursuant to the terms of certain warrants, if the warrantholder is a board member or consultant, the exercise of warrants is generally conditional upon the service relationship continuing at the time of exercise unless the relationship ceases other than due to the warrantholder’s actions.

Exercise periods

Vested warrants may be exercised during certain exercise periods each year. For 657,749 outstanding warrants, as of September 30, 2018, there are two annual exercise periods that continue for 21 days from and including the day after the publication of (i) the annual report notification—or if such notification is not published—the annual report and (ii) our interim report (six-month report). For these warrants, the last exercise period is 21 days from and including the day after the publication of our interim report for the first half of 2023. For 343,418 outstanding warrants, as of September 30, 2018, granted in connection with our preference D financing, there are four annual exercise periods that continue for 21 days following the day of publication of (i) our interim report (three-month report); (ii) the annual report notification—or if such notification is not published—the annual report; (iii) our interim report (six-month report); and (iv) our interim report (nine-month report). For these warrants, the last exercise period is 21 days following the publication of our interim report (nine-month report) in 2023. For 3,479,638 outstanding warrants, as of September 30, 2018, granted on or after December 18, 2015, there are four annual exercise periods; each exercise period begins two full trading days after the publication of the public release of our earnings data of a fiscal quarter and continues until the end of the second-to-last trading day in which quarter the relevant earnings release is published.

In the event of liquidation, a merger, a demerger or a sale or share exchange of more than 50% of our share capital, the warrantholders may be granted an extraordinary exercise period immediately prior to the transaction in which warrants may be exercised.

Adjustments

Warrantholders are entitled to an adjustment of the number of warrants issued and/or the exercise price applicable in the event of certain corporate changes. Events giving rise to an adjustment include, among other things, increases or decreases to our share capital at a price below or above market value, respectively, the issuance of bonus shares, changes in the nominal value of each share, and payment of dividends in excess of 10% of the Company’s equity capital.

For the purpose of implementing the capital increases necessary in connection with the exercise of warrants, our board of directors has been authorized to increase our share capital by one or more issuances of shares with a total nominal value corresponding to the number of warrants issued upon cash payment of the exercise price without any pre-emptive subscription rights to existing shareholders.

Registration rights

Under the 2014 Registration Rights Agreement, as of September 30, 2018, the owners of approximately 8.0 million of our ordinary shares (or ADSs representing such shares) or their transferees, have the right to require us to register their shares under the Securities Act of 1933, as amended, or the Securities Act, so that those shares or ADSs may be publicly resold, or to include their shares or ADSs in certain registration statements we file, in each case as described below.

Under the 2015 Registration Rights Agreement, we were required to timely register with the SEC 1.0 million ordinary shares underlying 1.0 million ADSs (the “Fidelity Shares”), purchased by Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund—Healthcare Sub and Fidelity Stock Selector Small Cap Fund—Health Care Sub on December 14, 2015.

In accordance with our obligations under the 2015 Registration Rights Agreement and the 2014 Registration Rights Agreement, we filed a resale registration statement in February 2016 to register for resale the Fidelity Shares and ordinary shares owned by certain of the parties to the 2014 Registration Rights Agreement.

Unless our ordinary shares are listed on a national securities exchange or trading system and a market for our ordinary shares not held in the form of ADSs exists, any registrable securities sold pursuant to an exercise of the registration rights will be sold in the form of ADSs.

Form F-3 registration rights

Under the 2014 Registration Rights Agreement, as of September 30, 2018, the owners of approximately 8.0 million of our ordinary shares (or ADSs representing such shares) or their transferees, are entitled to certain Form F-3 registration rights. The holders of at least 25% of these shares can make a request that we register their ordinary shares on a registration statement on Form F-3 if we are eligible to file a registration statement on Form F-3 and if the aggregate price to the public of the shares or ADSs offered is at least $5.0 million (net of underwriting discounts and commissions and certain expenses). Additionally, we will not be required to effect a Form F-3 registration (i) during the period beginning 30 days prior to the filing and ending 90 days following the effectiveness of a Company-initiated registration statement or (ii) more than twice within a twelve-month period.

In addition, the owners of the Fidelity Shares are entitled to registration of the Fidelity Shares on Form F-3 as described herein under the caption “Registration Rights.”

Piggyback registration rights

Under the 2014 Registration Rights Agreement, as of September 30, 2018, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the owners of approximately 8.0 million of our ordinary shares or their transferees, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares such holders may include. The holders of these shares have waived such rights in connection with the filing of the registration statement of which this prospectus supplement forms a part and any offerings pursuant to such registration statement.

Expenses of registration

Under the 2014 Registration Rights Agreement, we agreed to pay certain registration expenses of the holders of the shares registered pursuant to the Form F-3 and piggyback registration rights described above, including the expenses of one counsel for the selling holders.

Under the 2015 Registration Rights Agreement, we agreed to pay certain registration expenses of the holders of the shares registered pursuant to the registration rights described above, excluding, among other things, the expenses of counsel for Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund—Healthcare Sub and Fidelity Stock Selector Small Cap Fund—Health Care Sub.

Expiration of registration rights

Under the 2014 Registration Rights Agreement, the Form F-3 and piggyback registration rights described above will expire, with respect to any particular shareholder, upon the earlier of a change in control event, five years after the consummation of our initial public offering or when that shareholder can sell all of its shares (or ADSs representing such shares) under Rule 144 or Regulation S of the Securities Act during any three-month period.

Under the 2015 Registration Rights Agreement, the registration rights described above will expire upon the earlier of a change of control event, the disposition of the Fidelity Shares or when the Fidelity Shares can be sold under Rule 144 or Regulation S of the Securities Act during any three-month period.

Owners’ register

We are obligated to maintain an owners’ register (in Danish: ejerbog). The owners’ register is maintained by Computershare A/S (Company Registration (CVR) no. 27088899), our Danish share registrar and transfer agent. It is mandatory that the owners’ register is maintained within the European Union and that it is available to public authorities.

Pursuant to the Danish Companies Act, public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital or the voting rights. Pursuant to this provision, we file registrations with the Public Owners’ Register of the Danish Business Authority. Shareholders that exceed or no longer exceed the ownership threshold must notify us and we will subsequently file the information with the Danish Business Authority. Reporting is further required upon reaching or no longer reaching thresholds of 10%, 15%, 20%, 25%, 33 1/3%, 50%, 66 2/3%, 90% and 100%.

Articles of association and Danish corporate law

With respect to our articles of association, the following should be emphasized:

Objects clause

Our corporate object, as set out in article 3 of our articles of association, is to develop ideas and preparations for the combating of disease medically, to manufacture and sell such preparations or ideas, to own shares of companies with the same objects and to perform activities in natural connection with these objects.

Summary of provisions regarding the board of directors and the executive board

Pursuant to our articles of association, our board of directors shall be elected by our shareholders at the general meeting and shall be composed of not less than three and no more than 10 members. With respect to the duration of the term which our board members severally hold office, the board of directors is classified into two classes as nearly equal in number as possible. Such classes consist of one class of directors (“Class I”) who were elected at the annual general meeting held in 2017 for a term expiring at the annual general meeting to be held 2019; and a second class of directors (“Class II”) who were elected at the annual general meeting held in 2018 for a term expiring at the annual general meeting to be held in 2020. The shareholders shall increase or decrease the number of directors, in order to ensure that the two classes shall be as nearly equal in number as possible; provided, however, that no decrease shall have the effect of shortening the term of any other director. At each annual general meeting beginning in 2016, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual general meeting held in the second year following the year of their election. Board members must retire from the board of directors at the annual general meeting following their 75th birthday. Board members are not required to own any shares of our share capital.

The board of directors shall appoint and employ an executive board consisting of one to five members to attend to our day-to-day management, and the board of directors shall determine the terms and conditions of the employment.

Voting rights

Each shareholder is entitled to one vote for each share owned at the time of any general meeting. As compared with Danish citizens, there are no limitations under the articles of association or under Danish law on the rights of foreigners or non-Danish citizens to hold or vote our shares.

Dividend rights

Our shareholders may at general meetings authorize the distribution of ordinary and extraordinary dividends. Our shareholders may not distribute dividends in excess of the recommendation from our board of directors and may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward.

Our shareholders are eligible to receive any dividends declared and paid out. However, we have not to date declared or paid any dividends and we currently intend to retain all available financial resources and any earnings generated by our operations for use in the business and we do not anticipate paying any dividends in the foreseeable future. The payment of any dividends in the future will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects, applicable restrictions on the payment of dividends under Danish law and other factors that our board of directors may consider relevant.

See “Taxation” for a summary of certain tax consequences in respect of dividends or distributions to holders of our ordinary shares or the ADSs.

Pre-emptive subscription rights

Under Danish law, all shareholders have pre-emptive subscription rights in connection with capital increases that are carried out as cash contributions. An increase in share capital can be resolved by the shareholders at a general meeting or by the board of directors pursuant to an authorization given by the shareholders. In connection with an increase of a company’s share capital, the shareholders may, by resolution at a general meeting, approve deviations from the general Danish pre-emptive rights of the shareholders. Under the Danish Companies Act, such resolution must be adopted by the affirmative vote of shareholders holding at least a two-thirds majority of the votes cast and the share capital represented at the general meeting.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations set forth above under the caption “Description of Share Capital—Authorizations to Our Board of Directors.”

Unless future issuances of new shares and/or pre-emptive rights are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights.

Rights on liquidation

Upon a liquidation or winding-up of our company, shareholders will be entitled to participate, in proportion to their respective shareholdings, in any surplus assets remaining after payment of our creditors.

Limitations on holding of shares

There are no limitations on the right to hold shares under the articles of association or Danish law.

Liability to capital calls by us

Under our articles of association as well as the Danish Companies Act, our shareholders are not obligated to pay further amounts to us. All our shares are fully-paid.

Sinking fund provisions

There are no sinking fund provisions or similar obligations relating to our ordinary shares.

Disclosure requirements

Pursuant to Section 55 of the Danish Companies Act, a shareholder is required to notify us when such shareholder’s stake represents 5% or more of the voting rights in our company or the nominal value accounts for 5% or more of the share capital, and when a change of a holding already notified entails that the limits of 5%, 10%, 15%, 20%, 25%, 50%, 90% or 100% and the limits of one-third and two-thirds of the share capital’s voting rights or nominal value are reached or are no longer reached. The notification shall be given within two weeks following the date when the limits are reached or are no longer reached.

The notification shall provide information about the full name, address or, in the case of undertakings, registered office, the number of shares and their nominal value and share classes as well as information about the basis on which the calculation of the holdings has been made. In the event that the shareholder is a non-resident company or citizen of Denmark, the notification shall include documentation, which clearly identifies the owner. The company shall cause the notification to be entered in the owners’ register.

Upon the implementation of adopted legislation in Denmark, we will be obligated to collect and store for a period of at least five years certain information regarding the beneficial owners of shares in the Company. A beneficial owner is a physical person that directly or indirectly controls a shareholder. The Company shall cause such information to be registered with the Danish Business Authority.

The legal status of the notification obligations is not fully clarified in relation to ADS holders and an ADS holder may be subject to such obligations.

General meetings

The general meeting of shareholders is the highest authority in all matters, subject to the limitations provided by Danish law and the articles of association. The annual general meeting shall be held in the Greater Copenhagen area not later than the end of May in each year.

At the annual general meeting, the audited annual report is submitted for approval, together with the proposed appropriations of profit/treatment of loss, the election of the board of directors and election of our auditors. In addition, the board of directors reports on our activities during the past year.

General meetings are convened by the board of directors with a minimum of two weeks’ notice and a maximum of four weeks’ notice by letter, fax or by e-mail. A convening notice will also be forwarded to shareholders recorded in our owners’ register, who have requested such notification and by publication in the Danish Business Authority’s computerized information system and on the company’s website.

At the latest, two weeks before a general meeting (inclusive of the day of the general meeting), we shall make the following information and documents available on our webpage:

•	the convening notice,

•	the documents that shall be presented at the general meeting, and

•	the agenda and the complete proposals.

Shareholders are entitled to attend general meetings, either in person or by proxy, and they or their proxy may be accompanied by one advisor. A shareholder’s right to attend general meetings and to vote at general meetings is determined on the basis of the shares that the shareholder holds on the registration date. The registration date shall be one week before the general meeting is held. The shares which the individual shareholder holds are calculated on the registration date on the basis of the registration of ownership in the owners’ register as well as notifications concerning ownership which the Company has received with a view to update the ownership in the owners’ register. In addition, any shareholder who is entitled to attend a general meeting and who wishes to attend must have requested an admission card from us no later than three days in advance of the general meeting. Any shareholder is entitled to submit proposals to be discussed at the general meetings. However, proposals by the shareholders to be considered at the annual general meeting must be submitted in writing to the board of directors not later than six weeks before the annual general meeting.

Extraordinary general meetings must be held upon resolution of an annual general meeting to hold such a meeting or upon request of the board of directors, our auditors or shareholders representing at least 1/20 of the registered share capital.

Holders of ADSs are not entitled to directly receive notices or other materials or to attend or vote at general meetings.

Resolutions in general meetings

Resolutions made by the general meeting generally may be adopted by a simple majority of the votes cast, subject only to the mandatory provisions of the Danish Companies Act and our articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose or increase any obligations of the shareholders towards the company require unanimity.

Quorum requirements

There are no quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.

Squeeze out

According to Section 70 of the Danish Companies Act, shares in a company may be redeemed in full or in part by a shareholder holding more than nine-tenths of the shares and the corresponding voting rights in the company. Furthermore, according to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder holding more than nine-tenths of the shares and the corresponding voting rights to redeem the minority shareholder’s shares.

Danish rules intended to prevent market abuse

As of July 3, 2016, EU Regulation No 596/2014 on market abuse entered into force and Chapter 10 of the Danish Securities Trading Act was repealed. Pursuant to said Chapter 10, we had adopted an internal code on inside information in respect of the holding of and carrying out of transactions by our board of directors and executive officers and employees in the shares or ADSs or in financial instruments the value of which is determined by the value of the ordinary shares or ADSs, and we had drawn up a list of those persons working for us who could have access to inside information on a regular or incidental basis and had informed such persons of the rules on insider trading and market manipulation, including the sanctions which could be imposed in the event of a violation of those rules. However, said EU Regulation No 596/2014 on market abuse imposes no such requirements on us and we have therefore taken steps to abandon our previous practice.

Limitation on liability

Under Danish law, members of the board of directors or senior management may be held liable for damages in the event that loss is caused due to their negligence. They may be held jointly and severally liable for damages to the company and to third parties for acting in violation of the articles of association and Danish law.

According to the Danish Companies Act, the general meeting is allowed to discharge our board members and members of our senior management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will discharge such board members and members of our senior management from liability to us; however, the general meeting cannot discharge any claims by individual shareholders or other third parties.

Additionally, we intend to enter, or have entered, into agreements with our board members and members of our senior management, pursuant to which, subject to limited exceptions, we will agree, or have agreed, to indemnify such board members and members of senior management from civil liability, including (i) any damages or fines payable by them as a result of an act or failure to act in the exercise of their duties currently or previously performed by them; (ii) any reasonable costs of conducting a defense against a claim; and (iii) any reasonable costs of appearing in other legal proceedings in which such individuals are involved as current or former board members or members of senior management.

There is a risk that such agreement will be deemed void under Danish law, either because the agreement is deemed contrary to the rules on discharge of liability in the Danish Companies Act, as set forth above, because the agreement is deemed contrary to sections 19 and 23 of the Danish Act on Damages, which contain mandatory provisions on recourse claims between an employee (including members of our senior management) and the Company, or because the agreement is deemed contrary to the general provisions of the Danish Contracts Act.

In addition to such indemnification, we provide our board members and senior management with directors’ and officers’ liability insurance.

Comparison of Danish corporate law and our articles of association and Delaware corporate law

The following comparison between Danish corporate law, which applies to us, and Delaware corporate law, the law under which many publicly traded companies in the United States are incorporated, discusses additional matters not otherwise described in this prospectus supplement. This summary is subject to Danish law, including the Danish Companies Act, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that ADS holders will not be treated as our shareholders and will not have any shareholder rights.

Duties of board members

Denmark. Public limited liability companies in Denmark are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with an executive board/management being responsible for the day-to-day operations. Each board member and member of the executive board/management is under a fiduciary duty to act in the interest of the company, but shall also take into account the interests of the creditors and the shareholders. Under Danish law, the members of the board of directors and executive management of a limited liability company are liable for losses caused by negligence whether shareholders, creditors or the company itself suffers such losses. They may also be liable for wrongful information given in the annual financial statements or any other public announcements from the company. An investor suing for damages is required to prove its claim with regard to negligence and causation. Danish courts, when assessing negligence, have been reluctant to impose liability unless the directors and officers neglected clear and specific duties. This is also the case when it comes to liability with regard to public offerings or liability with regard to any other public information issued by the company.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Terms of the members of our board of directors

Denmark. Under Danish law, the members of the board of directors of a limited liability company are generally appointed for an individual term of one year. There is no limit on the number of consecutive terms the board members may serve. Pursuant to our articles of association, our board members are appointed by the general meeting of shareholders for a term of two years and are divided into two classes. Election of board members is, according to our articles of association, an item that shall be included on the agenda for the annual general meeting.

At the general meeting, shareholders are entitled at all times to dismiss a board member by a simple majority vote.

It follows from Section 140 of the Danish Companies Act that in limited liability companies that have employed an average of at least 35 employees in the preceding three years, the employees are entitled to elect a minimum of two representatives and alternate members to the company’s board of directors up to one half the number of the shareholder elected directors. If the number of representatives to be elected by the employees is not a whole number, such number must be rounded up.

Our company currently employs more than an average of 35 employees and has done so since 2016. Consequently, our employees have from 2018 been entitled to demand representation on our board of directors. The question will, upon request from the employees, be put to a popular vote among the employees. If more than half of the employees (regardless whether they participate in the vote) vote in favor of having representation, we must organize an election process.

Additionally, Section 141 of the Danish Companies Act allows for group representation on the board of directors of the Company, i.e. that employees of our Danish subsidiaries may demand representation on our board. However, our Danish subsidiaries do not currently have employees. The employees of Ascendis Pharma, Inc., and the employees of our other foreign subsidiary, Ascendis Pharma GmbH, may only demand representation on our board of directors provided that our general meeting adopts a resolution to that effect.

Delaware. The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes, of relatively equal size, with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

Board member vacancies

Denmark. Under Danish law, in the event of a vacancy, new board members are elected by the shareholders in a general meeting. Thus, a general meeting will have to be convened to fill a vacancy on the board of directors. However, the board of directors may choose to wait to fill vacancies until the next annual general meeting of the company, provided that the number of the remaining board members is more than two, and provided that the remaining board members can still constitute a quorum. It is only a statutory requirement to convene a general meeting to fill vacancies if the number of remaining members on the board is less than three.

Delaware. The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (1) otherwise provided in the certificate of incorporation or bylaws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-interest transactions

Denmark. Under Danish law, board members may not take part in any matter or decision-making that involves a subject or transaction in relation to which the board member has a conflict of interest with us.

Delaware. The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy voting by board members

Denmark. In the event that a board member in a Danish limited liability company is unable to participate in a board meeting, the elected alternate, if any, shall be given access to participate in the board meeting. Unless the board of directors has decided otherwise, or as otherwise is set out in the articles of association, the board member in question may grant a power of attorney to another board member, provided that this is considered safe considering the agenda in question.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder rights

Notice of meeting

Denmark. According to the Danish Companies Act, general meetings in limited liability companies shall be convened by the board of directors with a minimum of two weeks’ notice and a maximum of four weeks’ notice as set forth in the articles of association. A convening notice shall also be forwarded to shareholders recorded in our owners’ register, who have requested such notification. There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.

Delaware. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Voting rights

Denmark. Each ordinary share confers the right to cast one vote at the general meeting of shareholders, unless the articles of association provide otherwise. Each holder of ordinary shares may cast as many votes as it holds shares. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than ten days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder proposals

Denmark. According to the Danish Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders representing at least 1/20th of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is forwarded, the board of directors shall convene the general meeting within two weeks thereafter.

All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are forwarded at the latest six weeks prior thereto. In the event that the proposal is received at a later date, the board of directors will decide whether the proposal has been forwarded in due time to be included on the agenda.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by written consent

Denmark. Under Danish law, it is permissible for shareholders to take action and pass resolutions by written consent in the event of unanimity; however, this will normally not be the case in listed companies and for a listed company, this method of adopting resolutions is generally not feasible.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal rights

Denmark. The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemptions rights according to the Danish Companies Act.

According to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital and votes to redeem his or her shares. Similarly, a majority shareholder holding more than 90% of the company’s share capital and votes may, according to Section 70 of the same act, squeeze out the minority shareholders. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the Danish Companies Act that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger are, according to Sections 286 and 306 of the Danish Companies Act, entitled to have their shares redeemed.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder suits

Denmark. Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of shares

Denmark. Danish limited liability companies may not subscribe for newly issued shares in their own capital. Such company may, however, according to the Danish Companies Act Sections 196-201, acquire fully paid shares of its own capital against payment, provided that the board of directors has been authorized thereto by the shareholders acting in a general meeting. Such authorization can only be given for a maximum period of five years and the authorization shall fix (i) the maximum value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Shares may generally only be acquired using distributable reserves.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-takeover provisions

Denmark. Under Danish law, it is possible to implement limited protective anti-takeover measures. Such provisions may include, among other things, (i) different share classes with different voting rights, (ii) specific requirements to register the shares named in the company’s owners register and (iii) notification requirements concerning participation in general meetings. We have currently not adopted any such provisions.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•

after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

Inspection of books and records

Denmark. According to Section 150 of the Danish Companies Act, a shareholder may request an inspection of the company’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by shareholders with simple majority, one or more investigators are elected. If the proposal is not approved by simple majority but 25% of the share capital votes in favor, then the shareholder can request the court to appoint an investigator.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.

Pre-emptive rights

Denmark. Under Danish law, all shareholders have pre-emptive subscription rights in connection with capital increases that are carried out as cash contributions. In connection with an increase of a company’s share capital, the shareholders may, by resolution at a general meeting, approve deviations from the general Danish pre-emptive rights of the shareholders. Under the Danish Companies Act, such resolution must be adopted by the affirmative vote of shareholders holding at least a two-thirds majority of the votes cast and the share capital represented at the general meeting.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Description of Share Capital.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights.

Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

Denmark. Under Danish law, the distribution of ordinary and extraordinary dividends requires the approval of a company’s shareholders at a company’s general meeting. The shareholders may not distribute dividends in excess of the recommendation from the board of directors and may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward. It is possible under Danish law to pay out interim dividends. The decision to pay out interim dividends shall be accompanied by a balance sheet, and the board of directors determine whether it will be sufficient to use the balance sheet from the annual report or if an interim balance sheet for the period from the annual report period until the interim dividend payment shall be prepared. If interim dividends are paid out later than six months following the financial year for the latest annual report, an interim balance sheet showing that there are sufficient funds shall always be prepared.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Shareholder vote on certain reorganizations

Denmark. Under Danish law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the represented share capital. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

However, under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Amendments to governing documents

Denmark. All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Danish Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

Delaware. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Depositary

The depositary for the ADSs is The Bank of New York Mellon. The Bank of New York Mellon’s depositary office and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

TAXATION

Danish Tax Considerations

The following discussion describes the material Danish tax consequences under present law of an investment in the ADSs (representing our ordinary shares). The summary is for general information only and does not purport to constitute exhaustive tax or legal advice. It is specifically noted that the summary does not address all possible tax consequences relating to an investment in the ADSs. The summary is based solely on the tax laws of Denmark in effect on the date of this prospectus supplement. Danish tax laws may be subject to change, possibly with retroactive effect.

The summary does not cover investors to whom special tax rules apply, and, therefore, may not be relevant, for example, to investors subject to the Danish Tax on Pension Yields Act (i.e., pension savings), professional investors, certain institutional investors, insurance companies, pension companies, banks, stockbrokers and investors with tax liability on return on pension investments. The summary does not cover taxation of individuals and companies who carry on a business of purchasing and selling shares. The summary only sets out the tax position of the direct owners of the ADSs and further assumes that the direct investors are the beneficial owners of the ADSs and any dividends thereon. Sales are assumed to be sales to a third party.

Potential investors in the ADSs are advised to consult their tax advisors regarding the applicable tax consequences of acquiring, holding and disposing of the ADSs based on their particular circumstances.

Investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances as such consequences may differ significantly from those described herein.

Taxation of Danish tax resident holders of the ADSs

When considering the taxation of Danish tax resident holders of the ADSs (companies and individuals), it is assumed that for tax purposes Danish tax resident holders of the ADSs should be treated as holders of unlisted shares in the company. It is currently not clear under the Danish tax legislation or case law how the ADSs are to be treated for tax purposes. For the purpose of the below comments, it is assumed that the ADSs listed in the U.S. should be treated as non-listed shares for Danish tax purposes.

Sale of the ADSs (individuals)

Gains from the sale of shares are taxed as share income at a rate of 27% on the first DKK 54,000 (for cohabiting spouses, a total of DKK 108,000) and at a rate of 42% on share income exceeding DKK 54,000 (for cohabiting spouses over DKK 108,000). The amounts are annually adjusted and include all share income (i.e., all capital gains and dividends derived by the individual or cohabiting spouses, respectively).

Gains and losses on the sale of shares are calculated as the difference between the purchase price and the sales price. The purchase price is generally determined using the average method (in Danish “gennemsnitsmetoden”) as a proportionate part of the aggregate purchase price for all the shareholder’s shares in the company.

Losses on non-listed shares may be offset against other share income, (i.e., received dividends and capital gains on the sale of shares). Unutilized losses will automatically be offset against a cohabiting spouse’s share income. In case the share income becomes negative, a negative tax on the share income will be calculated and offset against the individual’s other final taxes. Excess negative tax on share income will be offset against a cohabiting spouse’s final taxes. If the negative tax on share income cannot be offset against a cohabiting spouse’s final taxes, the negative tax can be carried forward indefinitely and offset against future year’s taxes.

Sale of the ADSs (companies)

For the purpose of taxation of sales of shares made by shareholders (companies), a distinction is made between Subsidiary Shares, Group Shares, Tax-Exempt Portfolio Shares and Taxable Portfolio Shares (note that the ownership threshold described below is applied on the basis of the number of all shares issued by the company, and not on the basis of the number of the ADSs issued):

“Subsidiary Shares” are generally defined as shares owned by a shareholder holding at least 10% of the nominal share capital of the issuing company.

“Group Shares” are generally defined as shares in a company in which the shareholder of the company and the issuing company are subject to Danish joint taxation or fulfill the requirements for international joint taxation under Danish law (i.e., the company is controlled by the shareholder).

“Tax-Exempt Portfolio Shares” are defined as shares not admitted to trading on a regulated market owned by a shareholder holding less than 10% of the nominal share capital of the issuing company.

“Taxable Portfolio Shares” are defined as shares that do not qualify as Subsidiary Shares, Group Shares or Tax-Exempt Portfolio Shares.

Gains or losses on disposal of Subsidiary Shares and Group Shares and Tax-Exempt Portfolio Shares are not included in the taxable income of the shareholder.

Special rules apply in order to prevent certain holding company structures just as other anti-avoidance rules may apply. These rules will not be described in further detail.

Capital gains from the sale of Taxable Portfolio Shares admitted to trading on a regulated market are taxable at a rate of 22% irrespective of ownership period. Losses on such shares are generally deductible. Gains and losses on Taxable Portfolio Shares admitted to trading on a regulated market are taxable according to the mark-to-market principle (in Danish “lagerprincippet”).

According to the mark-to-market principle, each year’s taxable gain or loss on Taxable Portfolio Shares is calculated as the difference between the market value of the shares at the beginning and end of the tax year. Thus, taxation will take place on an accrual basis even if no shares have been disposed of and no gains or losses have been realized.

If the Taxable Portfolio Shares are sold or otherwise disposed of before the end of the income year, the taxable income of that income year equals the difference between the value of the Taxable Portfolio Shares at the beginning of the income year and the value of the Taxable Portfolio Shares at realization. If the Taxable Portfolio Shares are acquired in the income year and not realized in the same income year, the taxable income equals the difference between the acquisition sum and the value of the shares at the end of the income years. If the Taxable Portfolio Shares are acquired and realized in the same income year, the taxable income equals the difference between the acquisition sum and the realization sum.

A change of status from Subsidiary Shares/Group Shares/Tax-Exempt Portfolio Shares to Taxable Portfolio Shares (or vice versa) is for tax purposes deemed to be a disposal of the shares and a reacquisition of the shares at market value at the time of change of status.

Dividends (individuals)

Dividends paid to individuals who are tax residents of Denmark are taxed as share income, as described above. All share income must be included when calculating whether the amounts mentioned above are exceeded. Dividends paid to individuals are generally subject to 27% withholding tax.

Dividends (companies)

Dividends paid on Subsidiary Shares and Group Shares are tax-exempt irrespective of ownership period.

Dividends paid on Tax-Exempt Portfolio Shares are partly taxable as 70% of the dividends received are included in the taxable income, which is equivalent to an effective taxation of 15.4% (70% of 22%) irrespective of ownership period.

Dividends paid on Taxable Portfolio Shares are subject to the standard corporation tax rate of 22% irrespective of ownership period.

The actual withholding tax rate is as a starting point 27%, while it can be reduced (0%, 15.4%, 22%) if certain requirements are met. A claim for repayment can be made within 2 months or the excess tax will offset the corporation income tax for the year.

Taxation of shareholders residing outside Denmark

Sale of the ADSs (individuals and companies)

Holders of the ADSs not resident in Denmark are normally not subject to Danish taxation on any gains realized on the sale of shares, irrespective of the ownership period. However, certain anti-avoidance rules apply to prevent that taxable dividend payments are converted to tax exempt capital gains. If an investor holds the ADSs in connection with a trade or business conducted from a permanent establishment in Denmark, gains on shares may be included in the taxable income of such activities pursuant to the rules applying to Danish tax residents as described above.

Dividends (individuals)

Under Danish law, dividends paid in respect of shares are generally subject to Danish withholding tax at a rate of 27%. Non-residents of Denmark are not subject to additional Danish income tax in respect to dividends received on shares.

If the withholding tax rate applied is higher than the applicable final tax rate for the shareholder, a request for a refund of Danish tax in excess hereof can be made by the shareholder in the following situations:

Reduction according to a tax treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a tax treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States, Switzerland and almost all members of the European Union. The tax treaty between Denmark and the United States generally provides for a 15% tax rate.

Reduction according to Danish tax law

If the shareholder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) of the company and the shareholder is tax resident in a state which has a tax treaty or an international agreement, convention or other administrative agreement on assistance in tax matters according to which the competent authority in the state of the shareholder is obligated to exchange information with Denmark, dividends are subject to tax at a rate of 15%. If the shareholder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company.

Note that the reduced tax rate does not affect the withholding rate, which is why the shareholder must claim a refund as described above in order to benefit from the reduced rate.

Where a non-resident of Denmark holds shares which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents described above.

Dividends (companies)

Dividends from Subsidiary Shares are tax exempt provided that the taxation of the dividends is to be waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EEC) or in accordance with a tax treaty with the jurisdiction in which the company investor is resident. If Denmark is to reduce taxation of dividends to a foreign company under a tax treaty, Denmark will not—as a matter of domestic law—exercise such right and will in general not impose any tax at all. Further, dividends from Group Shares—not also being Subsidiary Shares—are exempt from Danish tax provided the company investor is a resident of the European Union or the EEA and provided the taxation of dividends should have been waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EEC) or in accordance with a tax treaty with the country in which the company investor is resident had the shares been Subsidiary Shares.

Dividends paid on both Tax-Exempt and Taxable Portfolio Shares are generally subject to tax at a rate of 22% irrespective of ownership period. While the actual withholding tax rate is as a starting point 27%, it can be reduced if certain requirements are met. If the withholding tax rate applied is higher than the applicable final tax rate for the shareholder, a request for a refund of Danish tax in excess hereof can be made by the shareholder in the following situations:

Reduction according to a tax treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a tax treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States and almost all members of the European Union. The tax treaty between Denmark and the United States generally provides for a 15% rate.

Reduction according to Danish tax law

If the shareholder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) in the company and the shareholder is resident in a jurisdiction which has a tax treaty or an international agreement, convention or other administrative agreement on assistance in tax according to which the competent authority in the state of the shareholder is obligated to exchange information with Denmark, dividends are generally subject to a tax rate of 15%. If the shareholder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company. Note that the reduced tax rate does not affect the withholding rate, hence, in this situation the shareholder must also in this situation claim a refund as described above in order to benefit from the reduced rate.

Where a non-resident company of Denmark holds shares which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents described above.

Share transfer tax and stamp duties

No Danish share transfer tax or stamp duties are payable on transfer of the shares.

Material U.S. federal income tax consequences to U.S. holders

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs. The effects of any applicable state or local laws, or other U.S. federal tax laws such as estate and gift tax laws, the alternative minimum tax or the Medicare contribution tax on net investment income, are not discussed. This summary applies only to investors who hold the ADSs as capital assets (generally, property held for investment) and who have the U.S. dollar as their functional currency. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, and the income tax treaty between the United States and Denmark, or the Treaty, all as in effect as of the date of this prospectus supplement. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances or to holders subject to particular rules, including:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding the ADSs as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities, commodities or currencies;

•	partnerships, S corporations, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations or governmental organizations;

•	persons who acquired the ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the ADSs being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons that own or are deemed to own 10% or more of our equity by vote or value;

•	persons that hold their ADSs through a permanent establishment or fixed base outside the United States; and

•	persons deemed to sell the ADSs under the constructive sale provisions of the Code.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ADSs.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If you are a partner in a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) that holds the ADSs, your tax treatment generally will depend on your status and the activities of the partnership. Partnerships holding the ADSs and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences applicable to them.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for the U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

Taxation of dividends and other distributions on the ADSs

Subject to the PFIC rules discussed below, the gross amount of any distribution to you with respect to the ADSs will be included in your gross income as dividend income when actually or constructively received to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a return of your tax basis in the ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect a distribution will generally be reported as ordinary dividend income for such purposes. Any dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If we are eligible for benefits under the Treaty, dividends a U.S. Holder receives from us generally will be “qualified dividend income.” If certain holding period and other requirements, including a requirement that we are not a PFIC in the year of the dividend or the immediately preceding year, are met, qualified dividend income of an individual or other non-corporate U.S. Holder generally will be subject to preferential tax rates. You should consult your tax advisor regarding the availability of these preferential tax rates under your particular circumstances.

As discussed in “Taxation—Danish Tax Considerations,” payments of dividends by us may be subject to Danish withholding tax. The rate of withholding tax applicable to U.S. Holders that are eligible for benefits under the Treaty is reduced to a maximum of 15%. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Danish taxes withheld by us, and as then having paid over the withheld taxes to the Danish taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.

Dividends will generally constitute foreign source income for foreign tax credit limitation purposes. Subject to the discussion of the PFIC rules below, any tax withheld with respect to distributions on the ADSs at the rate applicable to a U.S. Holder may, subject to a number of complex limitations, be claimed as a foreign tax credit against such U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs generally will constitute “passive category income.” The rules with respect to the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of disposition of the ADSs

Subject to the PFIC rules discussed below, you will recognize gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized (in U.S. dollars) on the disposition of the ADS and your tax basis (in U.S. dollars) in the ADS. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the ADS for more than one year at the time of sale, exchange or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Any such gain or loss you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your tax advisor regarding the proper treatment of gain or loss in your particular circumstances.

Passive foreign investment company

The application of the PFIC rules is subject to uncertainty in several respects. Whether we will be a PFIC in any year depends on the composition of our income and assets, and the relative fair market value of our assets from time to time, which we expect may vary substantially over time. Among other things, because (i) we currently own, and will own after the completion of this offering, a significant amount of passive assets, including cash, and (ii) the value of our assets (including our intangible assets) that generate non-passive income for PFIC purposes is uncertain and may vary substantially over time, we cannot assure you we will not be a PFIC for our current taxable year and future taxable years. Based on the market price of the ADSs and the value and composition of our income and assets, we do not believe we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2017. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income for such taxable year is passive income, or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if a non-U.S. corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, it will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains, but generally excludes rents and royalties which are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the ADSs, our PFIC status will depend in large part on the market price of the ADSs, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any year during which you hold the ADSs, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ADSs, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs you hold. If such election is made, you will be deemed to have sold the ADSs you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ADSs with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs will be treated as an “excess distribution.” Under these special tax rules, if you receive any “excess distribution” or realize any gain from a sale or other disposition of the ADSs:

•	the “excess distribution” or gain will be allocated ratably over your holding period for the ADSs,

•	the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if you hold the ADSs as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you will be deemed to own your proportionate share of any such lower-tier PFIC, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any “excess distribution” described above if we receive a distribution from such lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a “mark-to-market” election for such stock to elect out of the general tax treatment for PFICs discussed above. If you make a “mark-to-market” election for the ADSs, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net “mark-to-market” gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a “mark-to-market” election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any “mark-to-market” loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs to the extent the amount of such loss does not exceed the net “mark-to-market” gains previously included for the ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make a valid “mark-to-market” election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except the lower applicable tax rate for qualified dividend income would not apply. If we cease to be a PFIC when you have a “mark-to-market” election in effect, gain or loss realized by you on the sale of the ADSs will be a capital gain or loss and taxed in the manner described above under “Taxation of disposition of the ADSs.”

The “mark-to-market” election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs have been approved for listing on The Nasdaq Global Select Market and, accordingly, provided the ADSs are regularly traded, if you are a holder of ADSs, the “mark-to-market” election would be available to you if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be “marketable stock.” If we are a PFIC for any year in which the U.S. Holder owns ADSs but before a “mark-to-market” election is made, the interest charge rules described above will apply to any “mark-to-market” gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the “mark-to-market” election will not be available with respect to the shares of such subsidiaries that are treated as owned by you. Consequently, you could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via “mark-to-market” adjustments. A U.S. Holder should consult its tax advisors as to the availability and desirability of a “mark-to-market” election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund election” to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable you to make a “qualified electing fund election.”

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ADSs.

Information reporting and backup withholding

Dividend payments with respect to the ADSs and proceeds from the sale, exchange or other disposition of the ADSs may be subject to information reporting to the IRS and U.S. backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Additional reporting requirements

Tax return disclosure obligations (and related penalties for failure to disclose) apply to certain U.S. Holders who hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also may include the ADSs. U.S. Holders should consult their tax advisors regarding the possible implications of these tax return disclosure obligations.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2018(1):

•	on an actual basis; and

•

on an as adjusted basis to give further effect to the issuance of 5,771,172 ADSs, representing 5,771,172 ordinary shares, in this offering based on an assumed public offering price of $69.31 per ADS, the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements and unaudited condensed consolidated interim financial statements and related notes, each incorporated by reference into this prospectus supplement. For more details on how you can obtain our SEC reports and other information, you should read the section of the prospectus entitled “Where you can find more information.”

	As of September 30, 2018
	Actual	As adjusted(2)
(EUR ‘000)	(unaudited)
Cash and cash equivalents	310,333	639,991

Equity:
Share capital	5,645	6,418
Distributable equity:
Share premium	624,339	953,224
Foreign currency translation reserve	(30)	(30)
Share-based payment reserve	35,580	35,580
Accumulated deficit	(361,329)	(361,329)

Total equity	304,205	633,863)

Total debt	—	—

Total capitalization	304,205	633,863

(1)

Since September 30, 2018, we have issued 102,926 ordinary shares from warrant exercises at a weighted-average exercise price of $10.26 per share, and on October 9, 2018, November 13, 2018, December 11, 2018, January 8, 2019, and February 12, 2019, we granted warrants to subscribe for an aggregate of 1,290,750 of our ordinary shares to our employees and other service providers.

(2)

A $1.00 increase (decrease) in the assumed public offering price of $69.31 per ADS, which is the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, equity, share capital, total equity and total capitalization by approximately $5.4 million, assuming that the number of ADSs offered by us (based on the assumed public offering price of $69.31 per ADS) remains the same and after deducting the estimated underwriting commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 in the number of ADSs we are offering would increase (decrease) the as adjusted amount of each of cash and cash equivalents, equity, share capital, total equity and total capitalization by approximately $6.5 million, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

The outstanding share capital and distributable equity information in the table above, as of September 30, 2018, excludes the following:

•

4,480,805 ordinary shares issuable upon exercise of outstanding warrants at a weighted-average exercise price of €21.49 per share ($24.87), as of September 30, 2018 (based on the exchange rate reported by the European Central Bank on September 30, 2018); and

•	3,774,375 ordinary shares issuable upon exercise of warrants that we are authorized to issue in the future, as of September 30, 2018.

DILUTION

If you invest in the ADSs in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per ADS in this offering and the net tangible book value per ADS after this offering. As of September 30, 2018, we had a historical net tangible book value of $342.3 million, or $8.14 per ADS. Our net tangible book value represents total consolidated tangible assets less total consolidated liabilities and, all divided by the number of ordinary shares outstanding on September 30, 2018.

After giving effect to the sale of the ADSs in this offering based on the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, of $69.31 per ADS, and after deducting the estimated underwriting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at September 30, 2018 would have been approximately $717.5 million, or $15.01 per ADS. This represents an immediate increase in as adjusted net tangible book value of $6.87 per ADS to existing shareholders and holders of ADSs and an immediate dilution in net tangible book value of $54.30 per ADS to new investors purchasing the ADSs in this offering. The following table illustrates this per ADS dilution:

Assumed public offering price per ADS		$69.31
Net tangible book value per ADS as of September 30, 2018	$8.14
Increase per ADS attributable to new investors	6.87

As adjusted net tangible book value per ADS as of September 30, 2018, after giving effect to this offering		15.01

Dilution per ADS to new investors participating in this offering		$54.30

If the underwriters fully exercise their option to purchase additional ADSs, as adjusted net tangible book value as of September 30, 2018 after this offering would increase to approximately $15.90 per ADS, and there would be an immediate dilution of approximately $53.41 per ADS to new investors.

A $1.00 increase (decrease) in the assumed public offering price of $69.31 per ADS, which is the last reported sale price of the ADSs on The Nasdaq Global Select Market on March 1, 2019, would increase (decrease) the as adjusted net tangible book value as of September 30, 2018 by approximately $5.4 million, or approximately $0.11 per ADS, and increase (decrease) the dilution per ADS to new investors by approximately $0.11 per ADS, assuming that the number of ADSs offered by us (based on the assumed public offering price of $69.31 per ADS) remains the same and after deducting the estimated underwriting commissions and estimated offering expenses payable by us. An increase (decrease) of 100,000 in the number of ADSs we are offering would increase (decrease) the as adjusted net tangible book value by approximately $6.5 million, or $0.14 per ADS, and would decrease (increase) the dilution per ADS to new investors by approximately $0.14 per ADS, assuming that the assumed public offering price remains the same and after deducting the estimated underwriting commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

To the extent that outstanding warrants are exercised, investors purchasing the ADSs in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders and the holders of ADSs.

The number of ordinary shares to be outstanding after this offering is based on 42,032,522 ordinary shares outstanding as of September 30, 2018, and excludes the following, in each case as of such date:

•

4,480,805 ordinary shares issuable upon exercise of outstanding warrants at a weighted-average exercise price of €21.49 per share ($24.87), as of September 30, 2018 (based on the exchange rate reported by the European Central Bank on September 30, 2018); and

•	3,774,375 ordinary shares issuable upon exercise of warrants that we are authorized to issue in the future, as of September 30, 2018.

UNDERWRITING

We are offering the ADSs described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and Evercore Group L.L.C. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting commissions set forth on the cover page of this prospectus supplement, the number of ADSs listed next to its name in the following table:

Name	Number of ADS
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
Evercore Group L.L.C.

Total

The underwriters are committed to purchase all of the ADSs offered by us if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Any purchases of ADSs by the underwriters pursuant to the underwriting agreement are carried out by the underwriters agreeing, severally and not jointly, to subscribe for ordinary shares and deposit such ordinary shares with the depositary, receiving in return the ADSs.

The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $        per ADS. Any such dealers may resell ADSs to certain other brokers or dealers at a discount of up to $per ADS from the initial public offering price. After the initial offering of the ADSs to the public, the offering price and other selling terms may be changed by the underwriters. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to            additional ADSs from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional ADSs. If any ADSs are purchased with this option to purchase additional ADSs, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting fee is $            per ADS. The following table shows the per ADS and total underwriting commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Name	Without option to purchase additional ADSs exercise	With full option to purchase additional ADSs exercise
Per ADS	$	$

Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting commissions, will be approximately $750,000.

We have also agreed to reimburse the underwriters for up to $20,000 of expenses relating to clearance of this offering with the Financial Industry Regulatory Authority.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, subject to limited exceptions, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any ADSs, ordinary shares or any securities convertible into or exercisable or exchangeable for ADSs or ordinary shares (collectively, the “Lock-Up Securities”) or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of ADSs, ordinary shares or other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and Evercore Group L.L.C. for a period of 60 days after the date of this prospectus supplement.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and Evercore Group L.L.C., (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any Lock-Up Securities, or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of ADSs, ordinary shares or other securities, in cash or otherwise.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The ADSs, representing our ordinary shares, are listed on The Nasdaq Global Select Market under the symbol “ASND”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional ADSs referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional ADSs, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of the ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through the option to purchase additional ADSs. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those ADSs as part of this offering to repay the underwriting commissions received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in the ADSs on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the ADSs during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the ADSs to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. On February 8, 2019, we entered into a sales agreement with J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as sales agents, under which we may offer and sell ADSs having an aggregate offering price of up to $200,000,000 over a period of time and from time to time.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European economic area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of ADSs may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the

Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ADSs shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any ADSs being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ADSs. Accordingly any person making or intending to make an offer in that Relevant Member State of ADSs which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor the accompanying prospectus, nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

United Arab Emirates

The ADSs have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, neither this prospectus supplement nor the accompanying prospectus constitutes a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. Neither this prospectus supplement nor the accompanying prospectus has been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Australia

This document:

•	does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of ADSs under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the ADSs may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Warning

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Bermuda

ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

British Virgin Islands

The ADSs may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of our company; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

China

This document does not constitute a public offer of the ADSs, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The ADSs are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any ADSs or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Korea

The ADSs have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the ADSs have been and will be offered in Korea as a private placement under the FSCMA. None of the ADSs may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The ADSs have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007.

Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the

Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement and the accompanying prospectus is subject to Malaysian laws. Neither this prospectus supplement nor the accompanying prospectus constitutes, nor may they be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Taiwan

The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

South Africa

Due to restrictions under the securities laws of South Africa, the ADSs are not offered, and the Offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

•

the offer, transfer, sale, renunciation or delivery is to duly registered banks, mutual banks, financial services provider, financial institution, the Public Investment Corporation (in each case registered as such in South Africa), a person who deals with securities in their ordinary course of business, or a wholly owned subsidiary of a bank, mutual bank, authorised services provider or financial institution, acting as agent in the capacity of an authorised portfolio manager for a pension fund (duly registered in South Africa), or as manager for a collective investment scheme (registered in South Africa); or

•	the contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than R1,000,000.

This document does not, nor is it intended to, constitute an “offer to the public” (as that term is defined in the South African Companies Act, 2008 (the “SA Companies Act”) and does not, nor is it intended to, constitute a prospectus prepared and registered under the SA Companies Act. This document is not an “offer to the public” and must not be acted on or relied on by persons who do not fall within Section 96(1)(a) of the SA Companies Act (such persons being referred to as “relevant persons”). Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

If exchange controls are applicable, a South African resident person or company or any non-South African company which is a subsidiary of a South African company is not permitted to acquire the ADSs unless such person has obtained exchange control approval to do so.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXCHANGE CONTROLS

There are no laws or regulations in Denmark that restrict the export or import of capital (except for certain investments in certain domains in accordance with applicable resolutions adopted by the United Nations or the European Union), including, but not limited to, foreign exchange controls, or which affect the remittance of dividends, interest or other payments to non-resident holders of our ordinary shares.

VALIDITY OF THE SECURITIES

The validity of the issuance of the shares offered in this prospectus supplement and certain other matters of Danish law will be passed upon for us by Mazanti-Andersen Korsø Jensen, Advokatpartnerselskab, Copenhagen, Denmark. Certain matters of U.S. law will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Cooley LLP, San Francisco, California, and Kromann Reumert, Copenhagen, Denmark, are acting as counsel for the underwriters in connection with this offering with respect to matters of U.S. law and Danish law, respectively.

MATERIAL CHANGES

Carbogen Manufacturing and Supply Agreement

On October 26, 2018, we entered into a multi-year Manufacturing and Supply Agreement (the “Carbogen Agreement”) with Carbogen Amcis AG (“Carbogen”). Under the Carbogen Agreement, Carbogen has agreed to manufacture and supply the C13 Linker (the “Carbogen Product”) for our TransCon hGH product candidate. We may purchase C13 Linker from other manufacturers and are not obligated to purchase Carbogen Product from Carbogen, other than certain quantities that have been forecasted by us in accordance with a mandatory rolling forecast that we must deliver to Carbogen from time to time.

The Carbogen Agreement is effective as of October 26, 2018. The initial term of the Carbogen Agreement expires five years after the first commercial launch of our TransCon hGH product candidate (the “Carbogen Initial Term”) unless earlier terminated. After the expiration of the Carbogen Initial Term of the Carbogen Agreement, the Carbogen Agreement continues until it is terminated. The Carbogen Agreement may be terminated (i) by either party for the other party’s assignment of the Carbogen Agreement for the benefit of creditors, insolvency, bankruptcy, dissolution, or taking of any action under an act for relief from creditors, (ii) by either party for the other party’s uncured material breach, (iii) by us after the Carbogen Initial Term of the Carbogen Agreement with one year written notice, (iv) by Carbogen after the Carbogen Initial Term of the Carbogen Agreement with four years written notice (subject to Carbogen’s technology transfer obligation to an alternate supplier) or (iv) by mutual agreement of the parties. In addition, the Carbogen Agreement may be terminated by us in the event of a change of fifty percent or more of the direct or indirect ownership of Carbogen, if such ownership goes to a third party materially involved in the treatment of growth-related disorders in humans. The Carbogen Agreement may also be terminated by either party for a continuing event of force majeure.

The Carbogen Agreement contains, among other provisions, certain representations and warranties by us and Carbogen, grants certain rights to intellectual property relating to, or inventions made in connection with, the manufacturing and supply of Carbogen Product, provides for certain indemnification rights in favor of both parties and includes confidentiality provisions.

Vetter Pharma International GmbH Supply Agreement

On December 14, 2018, we entered into a multi-year Supply Agreement (the “Vetter Agreement”) with Vetter Pharma International (“Vetter”). Under the Vetter Agreement, Vetter has agreed to manufacture and fill-and-finish drug product in dual-chamber cartridges (the “Ascendis Product”) for our TransCon hGH product candidate. Vetter has agreed to supply in accordance with a long-term forecast in addition to a rolling forecast with a binding part that we must deliver to Vetter from time to time.

The Vetter Agreement is effective as of January 1, 2019. The term of the Vetter Agreement expires on the five-year anniversary of the date of first regulatory approval of the TransCon hGH product (the “Initial Term”) after which term it shall be automatically renewed for subsequent two-year terms unless terminated. The Vetter Agreement may be terminated (i) by either party for the other party’s uncured material breach, including certain enumerated events constituting material breach such as bankruptcy or insolvency-related events, (ii) by us with two years’ notice, with effect no earlier than two years after expiry of the Initial Term or (iii) by either party if the other party is taken over by our or a Vetter competitor, as applicable.

The Vetter Agreement contains, among other provisions, certain representations and warranties by us and Vetter, grants certain limited license rights in connection with Vetter’s manufacturing and supply, and our sale, distribution and other use, of Ascendis Product, provides for certain indemnification rights in favor of both parties and includes confidentiality provisions.

Fujifilm Commercial Supply Agreement

On January 9, 2019, we entered into a multi-year Commercial Supply Agreement (the “Fujifilm Agreement”) with Fujifilm Diosynth Biotechnologies UK Ltd. (“Fujifilm”). Under the Fujifilm Agreement, Fujifilm has agreed to manufacture and supply TransCon hGH Drug Substance (the “Fujifilm Product”) for our TransCon hGH product candidate. We may purchase TransCon hGH Drug Substance from other manufacturers and are not obligated to purchase Fujifilm Product from Fujifilm, other than a total of 6 batches each year in 2020 and 2021.

The Fujifilm Agreement is effective as of January 9, 2019. The initial term of the Fujifilm Agreement expires on December 31 in the year of the five year anniversary of the first commercial sale of our TransCon hGH product candidate (the “Fujifilm Initial Term”) unless earlier terminated. After the expiration of the Fujifilm Initial Term of the Fujifilm Agreement, the Fujifilm Agreement continues until it is terminated. The Fujifilm Agreement may be terminated (i) by either party for the other party’s bankruptcy or insolvency-related events, (ii) by either party for the other party’s uncured material breach or material breach that is not capable of remedy, (iii) by us after the Fujifilm Initial Term of the Fujifilm Agreement with two years written notice, or (iv) by Fujifilm after the Fujifilm Initial Term of the Fujifilm Agreement with five years written notice . We are entitled to terminate the Fujifilm Agreement with regards to the manufacture of recombinant hGH after one year following launch with two years written notice. In addition, the Fujifilm Agreement may be terminated by us in the event of a change in control of Fujifilm, where the new controlling entity is our competitor. The Fujifilm Agreement may also be terminated by either party for a continuing event of force majeure.

The Fujifilm Agreement contains, among other provisions, certain warranties by us and Fujifilm, grants certain limited license rights related to either party’s intellectual property in connection with the manufacturing and supply of Fujifilm Product, provides for certain indemnification rights in favor of both parties and includes confidentiality provisions.

Except as described in this prospectus supplement or otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and in our Form 6-Ks incorporated by reference into this prospectus supplement, no reportable material changes have occurred since December 31, 2017.

EXPERTS

The consolidated financial statements incorporated into this prospectus supplement by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2017, have been audited by Deloitte

Statsautoriseret Revisionspartnerselskab, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Statsautoriseret Revisionspartnerselskab are located at Weidekampsgade 6, 2300 Copenhagen, Denmark.

ENFORCEMENT OF CIVIL LIABILITIES

Ascendis Pharma A/S, as well as its subsidiaries Ascendis Pharma, Ophthalmology Division A/S, Ascendis Pharma, Endocrinology Division A/S, Ascendis Pharma Bone Diseases A/S and Ascendis Pharma Growth Disorders A/S, are organized under the laws of Denmark, its wholly owned subsidiary Ascendis Pharma GmbH is incorporated under the laws of Germany, and its wholly owned subsidiary Ascendis Pharma, Inc. was formed under the laws of the State of Delaware, United States. Substantially all of our assets are located outside the United States. On a combined basis, the majority of our directors and officers reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States does not have a treaty with Denmark or Germany providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by a United States court based on civil liability may not be directly enforceable in Denmark or Germany. However, if the party in whose favor such final judgment is rendered brings a new lawsuit in a competent court in Denmark, that party may submit to the Danish court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States will neither be recognized nor enforced by a Danish court but such judgment may serve as evidence in a Danish court. In addition, the final judgment of a United States court may be recognized and enforced in Germany in compliance with certain requirements including petitioning a German court to enforce such judgment.

WHERE YOU CAN FIND MORE INFORMATION

Available information

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our web site address is www.ascendispharma.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2017, filed with the SEC on March 28, 2018 (File No. 001-36815).

•

Each Report of Foreign Private Issuer on Form 6-K filed with the Commission on January 3, 2018, January 10, 2018, February 15, 2018, February 20, 2018, February 26, 2018, March 15, 2018, April 12, 2018, May 9, 2018, May 31, 2018, June 6, 2018, June 15, 2018, June 29, 2018, July 12, 2018, August 13, 2018, August 17, 2018, September 12, 2018, September 13, 2018, October 1, 2018, October 2, 2018, October 3, 2018, October 12, 2018, November 2, 2018, November 8, 2018, November 16, 2018, December 7, 2018, December 14, 2018, January 4, 2019, January 7, 2019, January 10, 2019, February 8, 2019, February 11, 2019, February 15, 2019, March 1, 2019 and March 4, 2019 (File No. 001-36815).

•

The information contained in Exhibits 99.1 and 99.2 to the Report of Foreign Private Issuer on each Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 30, 2018, August 29, 2018 and November 28, 2018 (File No. 001-36815).

•

The description of our ordinary shares and American Depositary Shares contained in our registration statement on Form 8-A (File No. 001-36815), filed with the SEC under Section 12(b) of the Exchange Act, on January 26, 2015, including any amendments or reports filed with the SEC for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if such reports on Form 6-K expressly state that they are incorporated by reference into the registration statement on Form F-3 (Registration No. 333-225284)) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus supplement and the accompanying prospectus.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Ascendis Pharma A/S

Tuborg Boulevard 12

DK-2900 Hellerup, Denmark

+45 70 22 22 44

Attention: Investor Relations

EXPENSES

The following table sets forth the expenses, other than any underwriting commissions or agency fees and other items constituting underwriters’ or agents’ compensation, expected to be incurred by us in connection with a possible offering of securities registered under the registration statement of which this prospectus supplement is a part. All amounts are estimated other than the SEC registration fee.

SEC registration fee	$55,752
Legal fees and expenses	400,000
Accounting fees and expenses	200,000
Printing expenses	50,000
Miscellaneous expenses	44,248
Total	$750,000

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

PROSPECTUS

Ordinary Shares

(or American Depositary Shares representing Ordinary Shares)

Debt Securities

Preference Shares

Warrants

Units

Depositary Shares

We may offer and sell the securities identified above, and the selling securityholders may offer and sell our ordinary shares (or ADSs representing such shares), in each case from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our ordinary shares (or ADSs representing such shares) by the selling securityholders (if any).

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell our ordinary shares (or ADSs representing such shares) from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

The ADSs, representing our ordinary shares, are traded on The Nasdaq Global Select Market under the symbol “ASND”. On May 25, 2018, the last reported sale price for the ADSs on The Nasdaq Global Select Market was $69.67 per ADS.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission, any U.S. state securities commission, the Danish Financial Supervisory Authority, nor any other foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings and the selling securityholders to be named in a supplement to this prospectus may, from time to time, sell our ordinary shares (or ADSs representing such shares) from time to time in one or more offerings as described in this prospectus. Each time that we or the selling securityholders offer and sell such securities, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information or to make any representations other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Ascendis,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Ascendis Pharma A/S and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

PRESENTATION OF FINANCIAL INFORMATION

We maintain our books and records in euros and report under International Financial Reporting Standards, as issued by the International Accounting Standards Board and as adopted by the European Union. None of the consolidated financial statements in this prospectus were prepared in accordance with generally accepted accounting principles in the United States.

ABOUT THE COMPANY

We are a biopharmaceutical company applying our innovative TransCon technology to build a leading, fully integrated rare disease company.

We commenced operations in December 2007 when we acquired Complex Biosystems GmbH, the company that invented the TransCon technology. Since we commenced operations in 2007, we have devoted substantially all of our efforts to developing our product candidates, including conducting preclinical studies and clinical trials and providing general and administrative support for these operations. We do not have any approved products and have never generated any revenue from product sales. Our principal executive offices are located at Tuborg Boulevard 5, DK-2900 Hellerup, Denmark, and our telephone number is +45 70 22 22 44. Our website address is www.ascendispharma.com. The information on, or that can be accessed through, our website is not, and should not be deemed to be, part of this prospectus. We have included our website address as an inactive textual reference only. References in this prospectus to “we,” “us,” “our,” “our company,” “the company” or “Ascendis” refer to Ascendis Pharma A/S, and our consolidated subsidiaries unless otherwise specified. All share and per share data in this prospectus, including those relating to the warrants, gives retrospective effect to the bonus issue of shares in the ratio of 3:1 of the Company’s authorized, issued and outstanding shares, which was resolved on January 13, 2015.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of ordinary shares (or ADSs representing such shares) that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than an aggregate of $1.0 billion in non-convertible debt during the prior three-year period.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and any subsequent Annual Reports on Form 20-F we file after the date of this prospectus; our updates, if any, to those risk factors in our reports on Form 6-K; and all other information contained or incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

PRICE RANGE OF THE AMERICAN DEPOSITARY SHARES

The ADS have been listed on The Nasdaq Global Select Market under the symbol “ASND” since January 28, 2015. Prior to that date, there was no public trading market for ADSs or our ordinary shares. Our initial public offering was priced at $18.00 per ADS on January 27, 2015. The following table sets forth for the periods indicated the high and low sales prices per ordinary share as reported on The Nasdaq Global Select Market:

	Per ADS
	High	Low
Year ended December 31,
2015 (from January 28, 2015 through December 31, 2015)	$23.81	$14.75
2016	21.79	11.92
2017	42.00	19.60
Quarter ended
March 31, 2016	19.05	16.44
June 30, 2016	19.05	11.92
September 30, 2016	21.70	12.34
December 31, 2016	21.79	17.15
March 31, 2017	30.57	19.60
June 30, 2017	31.86	21.95
September 30, 2017	42.00	25.50
December 31, 2017	41.14	31.56
March 31, 2018	69.00	38.28
Month ended
November 30, 2017	38.49	33.33
December 31, 2017	41.14	35.41
January 31, 2018	55.00	38.28
February 28, 2018	63.69	48.00
March 31, 2018	69.00	59.02
April 30, 2018	68.25	57.80
May 2018 (through May 25, 2018)	70.50	61.30

On May 25, 2018, the last reported sale price of the ADSs on The Nasdaq Global Select Market was $69.67 per share.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive any of the proceeds from the sale of ordinary shares (or ADSs representing such shares) being offered by any of the selling securityholders

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

The following table sets forth the historical ratios of earnings to fixed charges for Ascendis and its consolidated subsidiaries for the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2013	2014	2015	2016	2017	2018
			(EUR’000)
Ratio of earnings (loss) to fixed charges	136	N/A	N/A	N/A	N/A	N/A

Our earnings were inadequate to cover fixed charges by €9.7 million for the year ended December 31, 2014, €32.9 million for the year ended December 31, 2015, €68.5 million for the year ended December 31, 2016, €123.9 million for the year ended December 31, 2017, and €41.4 million for the three months ended March 31, 2018. We have derived the deficiency of earnings to cover fixed charges from our historical financial statements.

For purposes of calculating the ratios in the table above, earnings consist of net profit/(loss) before tax plus fixed charges. Fixed charges include interest expenses on indebtedness and bank deposits and an estimate of the interest element within rental expenses.

FOR THE PERIODS INDICATED ABOVE, WE HAVE NO OUTSTANDING SHARES OF PREFERRED STOCK WITH REQUIRED DIVIDEND PAYMENTS. THEREFORE, OUR RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS ARE THE SAME AS OUR RATIOS OF EARNINGS TO FIXED CHARGES SET FORTH ABOVE.

DESCRIPTION OF SHARE CAPITAL

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association, the registration rights agreement entered into in December 2014 to which we and certain shareholders are parties, as amended, or the 2014 Registration Rights Agreement, the registration rights agreement entered into in December 2015 to which we and certain ADS holders are parties, or the 2015 Registration Rights Agreement, and relevant provisions of the Danish Companies Act (in Danish: Selskabsloven). Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our articles of association, the 2014 Registration Rights Agreement, the 2015 Registration Rights Agreement and Danish law in effect as of the date of this prospectus. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Danish Law and our articles of association, the 2014 Registration Rights Agreement and the 2015 Registration Rights Agreement, copies of which are incorporated by reference into this prospectus. Further, please note that ADS holders are not treated as our shareholders and do not have rights as a shareholder. For more information regarding the rights of ADS holders, see “Description of American Depositary Shares” below.

General

Our company was incorporated on September 21, 2006 as a private limited liability company (in Danish: Anpartsselskab, or ApS) under Danish law and is registered with the Danish Business Authority (in Danish: Erhvervsstyrelsen) in Copenhagen, Denmark under registration number 29918791. On December 17, 2007, our company was converted into a public limited liability company (in Danish: Aktieselskab, or A/S). Our company’s headquarters and registered office is Tuborg Boulevard 5, DK-2900 Hellerup, Denmark.

Development of the share capital

As of December 31, 2017, our registered, authorized, fully paid, issued and outstanding share capital was 36,984,292 ordinary shares, or shares. As of March 31, 2018, our registered, authorized, fully paid, issued and outstanding share capital was 41,523,765 shares. The development of our share capital since our inception is set forth in the table below.

Date	Transaction	Share capital after transaction (in DKK)	Share class after the increase	Price per share
September 2006	Formation	500,000		€0.0350
November 2007	Cash contribution	638,740	638,740 ordinary A shares	€0.0350
December 2007	Cash contribution Contribution in kind	6,070,032	1,293,700 ordinary A shares 1,099,932 preference B shares 3,676,400 preference C shares	€2.6483
December 2008	Cash contribution	9,090,908	1,293,700 ordinary A shares 1,099,932 preference B shares 6,697,276 preference C shares	€2.6483
June 2010	Debt conversion	10,105,560	1,293,700 ordinary A shares 1,099,932 preference B shares 7,711,928 preference C shares	€2.6483
May 2011	Debt conversion	10,801,948	1,293,700 ordinary A shares 1,099,932 preference B shares 8,408,316 preference C shares	€7.9962
November 2014	Cash contribution	16,935,780	1,293,700 ordinary A shares 1,099,932 preference B shares 8,408,316 preference C shares 6,133,832 preference D shares	€8.0602
February 2015	Cash contribution	23,835,780	23,835,780 ordinary shares	$18.00
May/June 2015	Cash contribution	24,196,826	24,196,826 ordinary shares	€3.16	*
August/September 2015	Cash contribution	25,128,242	25,128,242 ordinary shares	€3.34	*
April/May 2016	Cash contribution	25,193,221	25,193,221 ordinary shares	€7.86	*
September 2016	Cash contribution	25,209,534	25,209,534 ordinary shares	€7.90	*
October 2016	Cash contribution	31,525,323	31,525,323 ordinary shares	$19.00
November 2016	Cash contribution	32,387,201	32,387,201 ordinary shares	$19.00
December 2016	Cash contribution	32,421,121	32,421,121 ordinary shares	$7.39	*
March 2017	Cash contribution	32,502,555	32,502,555 ordinary shares	$8.39	*
August 2017	Cash contribution	32,544,151	32,544,151 ordinary shares	$11.47	*
September 2017	Cash contribution	32,566,051	32,566,051 ordinary shares	$10.61	*
September 2017	Cash contribution	36,366,051	36,366,051 ordinary shares	$35.50
October 2017	Cash contribution	36,936,051	36,936,051 ordinary shares	$35.50
November 2017	Cash contribution	36,965,023	36,965,023 ordinary shares	$9.43	*
December 2017	Cash contribution	36,984,292	36,984,292 ordinary shares	$8.66	*
February 2018	Cash contribution	41,523,765	41,523,765 ordinary shares	$57.00
April 2018	Cash contribution	41,601,215	41,601,215 ordinary shares	$12.42	*

*	Based on a weighted-average price per share from warrant exercises.

Authorizations to our board of directors

As of the date of this prospectus, our board of directors is authorized to increase the share capital as follows:

•

Our board of directors is authorized to increase our share capital by up to 11,090,527 shares without pre-emptive subscription rights for existing shareholders in connection with cash contributions, debt conversion and contributions in kind, provided, however, that the capital increases are carried out at market value. This authorization is valid until May 23, 2022.

•

Our board of directors is authorized to increase our share capital by up to 15,000,000 shares with pre-emptive subscription rights for existing shareholders in connection with cash contributions, provided, however, that the capital increases are carried out at market value. This authorization is valid until December 31, 2019.

•

Our board of directors is authorized to issue an additional 4,000,000 warrants and to increase our share capital by up to 4,000,000 shares without pre-emptive subscription rights for existing shareholders in connection with the exercise, if any, of said warrants and to determine the terms and conditions thereof. Our board of directors cannot issue warrants pursuant to this authorization to the extent that already issued and still outstanding warrants under this authorization amount to 20% or more of our share capital. This authorization is valid until May 28, 2023.

•

Our board of directors is, without pre-emptive rights for the existing shareholders, authorized to obtain loans against issuance of convertible notes which confer the right to subscribe up to 5,000,000 shares. The convertible notes shall be offered at a subscription price and a conversion price that correspond in aggregate to at least the market price of the shares at the time of the decision of our board of directors to issue the convertible notes. The loans shall be paid in cash and our board of directors shall determine the terms and conditions for the convertible notes. This authorization is valid until December 31, 2019.

•

Our board of directors is authorized at one or more times to increase the Company’s share capital in favor of its employees and the employees of its subsidiaries with up to nominal DKK 500,000 without pre-emptive subscription rights for the Company’s shareholders. This authorization is valid until May 23, 2021.

If our board of directors exercises its authorizations in full, and all warrants and convertible debt instruments are exercised fully (not including already issued warrants), then our share capital will amount to 77,191,742 shares consisting of 77,191,742 shares with a nominal value of DKK 1 each.

At the extraordinary general meeting held on January 23, 2015, our shareholders authorized our board of directors to allow us to acquire up to 1,000,000 shares of our share capital as treasury shares at a price corresponding to +/-10% of the listed share price at the time of the acquisition. The authorization is valid until December 31, 2019. The authorization can be used to purchase treasury shares directly and/or to acquire ADSs. As of the date of this prospectus, we have not used this authorization.

The ADSs

The ADSs are listed on The Nasdaq Global Select Market under the symbol “ASND.”

Our warrants

We have established warrant incentive programs for members of our board of directors, our senior management, other employees, consultants and advisors.

As of December 31, 2017, there were outstanding 4,621,154 warrants to subscribe for our ordinary shares. As of March 31, 2018, there were outstanding 4,657,891 warrants to subscribe for our ordinary shares. Each warrant confers the right to subscribe for one ordinary share. Our warrants have previously been granted, on the dates, and with exercise prices as set forth below:

Grant date	Vesting Period	Expiration date	Exercise price	Warrants previously granted	Outstanding warrants vested or subject to future vesting
September 10, 2008	24 - 36 months	September 15, 2015	€2.6483	623,880	—
March 19, 2009	24 - 36 months	September 15, 2015	€2.6483	331,020	—
December 9, 2009	36 months	September 15, 2015	€2.6483	170,908	—
December 13, 2011	36 months	September 15, 2015	€7.9962	58,000	—
October 8, 2012	36 months	September 15, 2015	€7.9962	66,000	—
December 3, 2012	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	690,604	596,083
March 19, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	28,400	3,400
June 27, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	87,488	65,488
September 24, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	56,000	5,750
December 5, 2013	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	12,000	12,000
January 16, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	132,592	2,000
March 6, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	28,000	28,000
June 19, 2014	48 months	21 days following our interim report (six-month report) in 2023	€7.9962	168,008	50,578
November 26, 2014	48 months	21 days following our interim report (nine-month report) in 2023	€6.4775	566,504	471,369
December 18, 2015	48 months	December 18, 2025	$16.99	1,022,908	959,387
March 15, 2016	48 months	March 15, 2026	$18.14	178,500	171,052
May 10, 2016	48 months	May 10, 2026	$15.68	42,500	37,230
June 9, 2016	48 months	June 9, 2026	$13.59	58,000	57,093
July 12, 2016	48 months	July 12, 2026	$12.97	2,500	2,500
August 9, 2016	48 months	August 9, 2026	$14.50	129,000	129,000
November 8, 2016	48 months	November 8, 2026	$19.34	9,000	8,200
December 14, 2016	24 - 48 months	December 14, 2026	$20.67	783,000	750,739
January 10, 2017	48 months	January 10, 2027	$20.72	16,000	14,937
February 14, 2017	48 months	February 14, 2027	$26.01	5,000	5,000

Grant date	Vesting Period	Expiration date	Exercise price	Warrants previously granted	Outstanding warrants vested or subject to future vesting
March 14, 2017	48 months	March 14, 2027	$28.54	27,000	27,000
April 11, 2017	48 months	April 11, 2027	$27.48	36,000	31,417
May 9, 2017	48 months	May 9, 2027	$27.65	3,000	3,000
June 13, 2017	48 months	June 13, 2027	$22.76	40,500	40,500
July 11, 2017	48 months	July 11, 2027	$27.99	2,500	2,500
August 8, 2017	48 months	August 8, 2027	$27.81	6,500	6,500
September 12, 2017	48 months	September 12, 2027	$29.45	89,000	89,000
October 10, 2017	48 months	October 10, 2027	$36.14	9,000	9,000
November 14, 2017	48 months	November 14, 2027	$35.50	4,000	4,000
December 12, 2017	24 - 48 months	December 12, 2027	$37.18	957,500	950,718
January 9, 2018	48 months	January 9, 2028	$46.00	14,000	14,000
February 13, 2018	48 months	February 13, 2028	$51.37	25,000	25,000
March 13, 2018	48 months	March 13, 2028	$66.96	8,000	8,000
April 10, 2018	48 months	April 10, 2028	$62.15	117,000	117,000
May 8, 2018	48 months	May 8, 2028	$62.80	11,500	11,500

As of March 31, 2018, 19,580 of the warrants included in the table above under the heading “Warrants Previously Granted” have been cancelled by our board of directors because these warrants were held by individuals who no longer performed services for us. Further, 207,328 of the warrants included in the table above under the heading “Warrants Previously Granted” are unvested and held by individuals who are no longer performing services for the Company and therefore the Company does not believe such warrants will vest. Also, 2,168 of the warrants included in the table above under the heading “Warrants Previously Granted” have expired without being exercised. Finally, 1,600,845 of the warrants included in the table above under the heading “Warrants Previously Granted” have been exercised and are no longer outstanding. As of December 31, 2017 the weighted-average subscription price per share per outstanding warrant was approximately €17.62, or $21.13 (based on the exchange rate reported by the European Central Bank on December 31, 2017). As of March 31, 2018, the weighted-average subscription price per share per outstanding warrant is approximately €17.86, or $22.14 (based on the exchange rate reported by the European Central Bank on March 31, 2018).

Vesting principles generally

All warrants have been issued by the general meeting or by our board of directors pursuant to valid authorizations in our articles of association and the terms and conditions have, in accordance with the Danish Companies Act, been incorporated in our articles of association. The description below merely contains a summary of the applicable terms and conditions and does not purport to be complete. Warrants issued vest, in general, at a rate of 1/24th or 1/48th per month from the date of grant. Moreover, all warrants may vest fully in accordance with their terms in the event that we are merged as the discontinuing company or demerged or if more than 50% of our share capital is sold or is part of a share swap. The warrants issued are subject to certain restrictions on exercise as further described below.

Vesting principles for the senior management and employees

Generally, warrants cease to vest upon termination of the warrantholder’s employment relationship with us in the event that (i) a warrantholder resigns without this being due to our breach of the employment contract or (ii) we terminate the employment relationship with cause. In the event that (i) the warrantholder resigns due to our breach of the employment contract or (ii) we terminate the employment relationship without cause, the warrants will continue to vest as they normally would have vested had the employee remained employed.

Vesting principles for board members, consultants and advisors

Vesting of warrants issued to board members, consultants and advisors is conditional upon the warrantholder’s continuous service as a board member, consultant or advisor, respectively.

Exercise principles

Generally, in the event that we terminate the employment, consultancy or board relationship with cause, the warrantholder will be entitled to exercise already vested warrants in the first exercise period after termination. If the first exercise period after termination falls within three months of the termination date, the warrantholder shall additionally, be entitled to exercise in the following exercise period.

In the event that (i) the warrantholder terminates the employment, consultancy or board relationship for any reason or (ii) we terminate the employment, consultancy or board relationship without cause, the warrantholder may continue to exercise the warrants as if the service relationship had remained unchanged. However, pursuant to the terms of certain warrants, if the warrantholder is a board member or consultant, the exercise of warrants is generally conditional upon the service relationship continuing at the time of exercise unless the relationship ceases other than due to the warrantholder’s actions.

Exercise periods

Vested warrants may be exercised during certain exercise periods each year. For 763,299 outstanding warrants, as of March 31, 2018, there are two annual exercise periods that continue for 21 days from and including the day after the publication of (i) the annual report notification—or if such notification is not published—the annual report and (ii) our interim report (six-month report). For these warrants, the last exercise period is 21 days from and including the day after the publication of our interim report for the first half of 2023. For 471,369 outstanding warrants, as of March 31, 2018, granted in connection with our preference D financing, there are four annual exercise periods that continue for 21 days following the day of publication of (i) our interim report (three-month report); (ii) the annual report notification—or if such notification is not published—the annual report; (iii) our interim report (six-month report); and (iv) our interim report (nine-month report). For these warrants, the last exercise period is 21 days following the publication of our interim report (nine-month report) in 2023. For 3,474,273 outstanding warrants, as of March 31, 2018, granted on or after December 18, 2015, there are four annual exercise periods; each exercise period begins two full trading days after the publication of the public release of our earnings data of a fiscal quarter and continues until the end of the second-to-last trading day in which quarter the relevant earnings release is published.

In the event of liquidation, a merger, a demerger or a sale or share exchange of more than 50% of our share capital, the warrantholders may be granted an extraordinary exercise period immediately prior to the transaction in which warrants may be exercised.

Adjustments

Warrantholders are entitled to an adjustment of the number of warrants issued and/or the exercise price applicable in the event of certain corporate changes. Events giving rise to an adjustment include, among other things, increases or decreases to our share capital at a price below or above market value, respectively, the issuance of bonus shares, changes in the nominal value of each share, and payment of dividends in excess of 10% of the Company’s equity capital.

For the purpose of implementing the capital increases necessary in connection with the exercise of warrants, our board of directors has been authorized to increase our share capital by one or more issuances of shares with a total nominal value corresponding to the number of warrants issued upon cash payment of the exercise price without any pre-emptive subscription rights to existing shareholders.

Registration rights

Under the 2014 Registration Rights Agreement, as of March 31, 2018, the owners of approximately 8.6 million of our ordinary shares (or ADSs representing such shares) or their transferees, have the right to require us to register their shares under the Securities Act of 1933, as amended, or the Securities Act, so that those shares or ADSs may be publicly resold, or to include their shares or ADSs in certain registration statements we file, in each case as described below.

Under the 2015 Registration Rights Agreement, we were required to timely register with the SEC 1.0 million ordinary shares underlying 1.0 million ADSs (the “Fidelity Shares”), purchased by Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund—Healthcare Sub and Fidelity Stock Selector Small Cap Fund—Health Care Sub on December 14, 2015.

In accordance with our obligations under the 2015 Registration Rights Agreement and the 2014 Registration Rights Agreement, we filed a resale registration statement in February 2016 to register for resale the Fidelity Shares and ordinary shares owned by certain of the parties to the 2014 Registration Rights Agreement.

Unless our ordinary shares are listed on a national securities exchange or trading system and a market for our ordinary shares not held in the form of ADSs exists, any registrable securities sold pursuant to an exercise of the registration rights will be sold in the form of ADSs.

Form F-3 registration rights

Under the 2014 Registration Rights Agreement, as of March 31, 2018, the owners of approximately 8.6 million of our ordinary shares (or ADSs representing such shares) or their transferees, are entitled to certain Form F-3 registration rights. The holders of at least 25% of these shares can make a request that we register their ordinary shares on a registration statement on Form F-3 if we are eligible to file a registration statement on Form F-3 and if the aggregate price to the public of the shares or ADSs offered is at least $5.0 million (net of underwriting discounts and commissions and certain expenses). Additionally, we will not be required to effect a Form F-3 registration (i) during the period beginning 30 days prior to the filing and ending 90 days following the effectiveness of a company-initiated registration statement or (ii) more than twice within a twelve-month period.

In addition, the owners of the Fidelity Shares are entitled to registration of the Fidelity Shares on Form F-3 as described herein under the caption “Registration rights.”

Piggyback registration rights

Under the 2014 Registration Rights Agreement, as of March 31, 2018, in the event that we determine to register any of our securities under the Securities Act (subject to certain exceptions), either for our own account or for the account of other security holders, the owners of approximately 8.6 million of our ordinary shares or their transferees, will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to employee benefit plans, the offer and sale of debt securities, or corporate reorganizations or certain other transactions, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. In an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares such holders may include.

Expenses of registration

Under the 2014 Registration Rights Agreement, we agreed to pay certain registration expenses of the holders of the shares registered pursuant to the Form F-3 and piggyback registration rights described above, including the expenses of one counsel for the selling holders.

Under the 2015 Registration Rights Agreement, we agreed to pay certain registration expenses of the holders of the shares registered pursuant to the registration rights described above, excluding, among other things, the expenses of counsel for Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund—Healthcare Sub and Fidelity Stock Selector Small Cap Fund—Health Care Sub.

Expiration of registration rights

Under the 2014 Registration Rights Agreement, the Form F-3 and piggyback registration rights described above will expire, with respect to any particular shareholder, upon the earlier of a change in control event, five years after the consummation of our initial public offering or when that shareholder can sell all of its shares (or ADSs representing such shares) under Rule 144 or Regulation S of the Securities Act during any three-month period.

Under the 2015 Registration Rights Agreement, the registration rights described above will expire upon the earlier of a change of control event, the disposition of the Fidelity Shares or when the Fidelity Shares can be sold under Rule 144 or Regulation S of the Securities Act during any three-month period.

Owners’ register

We are obligated to maintain an owners’ register (in Danish: ejerbog). The owners’ register is maintained by Computershare A/S (Company Registration (CVR) no. 27088899), our Danish share registrar and transfer agent. It is mandatory that the owners’ register is maintained within the European Union and that it is available to public authorities. Pursuant to the Danish Companies Act, public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital or the voting rights. Pursuant to this provision, we file registrations with the Public Owners’ Register of the Danish Business Authority. Shareholders that exceed the ownership threshold must notify us and we will subsequently file the information with the Danish Business Authority. Reporting is further required upon reaching thresholds of 10%, 15%, 20%, 25%, 33 1/3%, 50%, 66 2/3%, 90% and 100%.

Articles of association and Danish corporate law

With respect to our articles of association, the following should be emphasized:

Objects clause

Our corporate object, as set out in article 3 of our articles of association, is to develop ideas and preparations for the combating of disease medically, to manufacture and sell such preparations or ideas, to own shares of companies with the same objects and to perform activities in natural connection with these objects.

Summary of provisions regarding the board of directors and the executive board

Pursuant to our articles of association, our board of directors shall be elected by our shareholders at the general meeting and shall be composed of not less than three and no more than 10 members. With respect to the duration of the term which our board members severally hold office, the board of directors is classified into two classes as nearly equal in number as possible. Such classes consist of one class of directors (“Class I”) who were elected at the annual general meeting held in 2017 for a term expiring at the annual general meeting to be held 2019; and a second class of directors (“Class II”) who were elected at the annual general meeting held in 2018 for a term expiring at the annual general meeting to be held in 2020. The shareholders shall increase or decrease the number of directors, in order to ensure that the two classes shall be as nearly equal in number as possible; provided, however, that no decrease shall have the effect of shortening the term of any other director. At each annual general meeting beginning in 2016, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual general meeting held in the second year following the year of their election. Board members must retire from the board of directors at the annual general meeting following their 75th birthday. Board members are not required to own any shares of our share capital.

The board of directors shall appoint and employ an executive board consisting of one to five members to attend to our day-to-day management, and the board of directors shall determine the terms and conditions of the employment.

Voting rights

Each shareholder is entitled to one vote for each share owned at the time of any general meeting. As compared with Danish citizens, there are no limitations under the articles of association or under Danish law on the rights of foreigners or non-Danish citizens to hold or vote our shares.

Dividend rights

Our shareholders may at general meetings authorize the distribution of ordinary and extraordinary dividends. Our shareholders may not distribute dividends in excess of the recommendation from our board of directors and may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward.

Our shareholders are eligible to receive any dividends declared and paid out. However, we have not to date declared or paid any dividends and we currently intend to retain all available financial resources and any earnings generated by our operations for use in the business and we do not anticipate paying any dividends in the foreseeable future. The payment of any dividends in the future will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects, applicable restrictions on the payment of dividends under Danish law and other factors that our board of directors may consider relevant.

See “Taxation” for a summary of certain tax consequences in respect of dividends or distributions to holders of our ordinary shares or the ADSs.

Pre-emptive subscription rights

Under Danish law, all shareholders have pre-emptive subscription rights in connection with capital increases that are carried out as cash contributions. An increase in share capital can be resolved by the shareholders at a general meeting or by the board of directors pursuant to an authorization given by the shareholders. In connection with an increase of a company’s share capital, the shareholders may, by resolution at a general meeting, approve deviations from the general Danish pre-emptive rights of the shareholders. Under the Danish Companies Act, such resolution must be adopted by the affirmative vote of shareholders holding at least a two-thirds majority of the votes cast and the share capital represented at the general meeting.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations set forth above under the caption “Description of share capital—authorizations to our board of directors.”

Unless future issuances of new shares and/or pre-emptive rights are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights.

Rights on liquidation

Upon a liquidation or winding-up of our company, shareholders will be entitled to participate, in proportion to their respective shareholdings, in any surplus assets remaining after payment of our creditors.

Limitations on holding of shares

There are no limitations on the right to hold shares under the articles of association or Danish law.

Liability to capital calls by us

Under our articles of association as well as the Danish Companies Act, our shareholders are not obligated to pay further amounts to us. All our shares are fully-paid.

Sinking fund provisions

There are no sinking fund provisions or similar obligations relating to our ordinary shares.

Disclosure requirements

Pursuant to Section 55 of the Danish Companies Act, a shareholder is required to notify us when such shareholder’s stake represents 5% or more of the voting rights in our company or the nominal value accounts for 5% or more of the share capital, and when a change of a holding already notified entails that the limits of 5%, 10%, 15%, 20%, 25%, 50%, 90% or 100% and the limits of one-third and two-thirds of the share capital’s voting rights or nominal value are reached or are no longer reached. The notification shall be given within two weeks following the date when the limits are reached or are no longer reached.

The notification shall provide information about the full name, address or, in the case of undertakings, registered office, the number of shares and their nominal value and share classes as well as information about the basis on which the calculation of the holdings has been made. In the event that the shareholder is a non-resident company or citizen of Denmark, the notification shall include documentation, which clearly identifies the owner. The company shall cause the notification to be entered in the owners’ register.

Upon the implementation of adopted legislation in Denmark, we will be obligated to collect and store for a period of at least five years certain information regarding the beneficial owners of shares in the Company. A beneficial owner is a physical person that directly or indirectly controls a shareholder. The Company shall cause such information to be registered with the Danish Business Authority.

The legal status of the notification obligations is not fully clarified in relation to ADS holders and an ADS holder may be subject to such obligations.

General meetings

The general meeting of shareholders is the highest authority in all matters, subject to the limitations provided by Danish law and the articles of association. The annual general meeting shall be held in the Greater Copenhagen area not later than the end of May in each year.

At the annual general meeting, the audited annual report is submitted for approval, together with the proposed appropriations of profit/treatment of loss, the election of the board of directors and election of our auditors. In addition, the board of directors reports on our activities during the past year.

General meetings are convened by the board of directors with a minimum of two weeks’ notice and a maximum of four weeks’ notice by letter, fax or by e-mail. A convening notice will also be forwarded to shareholders recorded in our owners’ register, who have requested such notification and by publication in the Danish Business Authority’s computerized information system and on the company’s website.

At the latest, two weeks before a general meeting (inclusive of the day of the general meeting), we shall make the following information and documents available on our webpage:

•	the convening notice,

•	the documents that shall be presented at the general meeting, and

•	the agenda and the complete proposals.

Shareholders are entitled to attend general meetings, either in person or by proxy, and they or their proxy may be accompanied by one advisor. A shareholder’s right to attend general meetings and to vote at general meetings is determined on the basis of the shares that the shareholder holds on the registration date. The registration date shall be one week before the general meeting is held. The shares which the individual shareholder holds are calculated on the registration date on the basis of the registration of ownership in the owners’ register as well as notifications concerning ownership which the Company has received with a view to update the ownership in the owners’ register. In addition, any shareholder who is entitled to attend a general meeting and who wishes to attend must have requested an admission card from us no later than three days in advance of the general meeting.

Any shareholder is entitled to submit proposals to be discussed at the general meetings. However, proposals by the shareholders to be considered at the annual general meeting must be submitted in writing to the board of directors not later than six weeks before the annual general meeting.

Extraordinary general meetings must be held upon resolution of an annual general meeting to hold such a meeting or upon request of the board of directors, our auditors or shareholders representing at least 1/20 of the registered share capital or such lower percentage as our articles of association may provide. Our articles of association do not state such lower percentage.

Holders of ADSs are not entitled to directly receive notices or other materials or to attend or vote at general meetings.

Resolutions in general meetings

Resolutions made by the general meeting generally may be adopted by a simple majority of the votes cast, subject only to the mandatory provisions of the Danish Companies Act and our articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose or increase any obligations of the shareholders towards the company require unanimity.

Quorum requirements

There are no quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.

Squeeze out

According to Section 70 of the Danish Companies Act, shares in a company may be redeemed in full or in part by a shareholder holding more than nine-tenths of the shares and the corresponding voting rights in the company. Furthermore, according to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder holding more than nine-tenths of the shares and the corresponding voting rights to redeem the minority shareholder’s shares.

Danish rules intended to prevent market abuse

As of July 3, 2016, EU Regulation No 596/2014 on market abuse entered into force and Chapter 10 of the Danish Securities Trading Act was repealed. Pursuant to said Chapter 10, we had adopted an internal code on inside information in respect of the holding of and carrying out of transactions by our board of directors and executive officers and employees in the shares or ADSs or in financial instruments the value of which is determined by the value of the ordinary shares or ADSs, and we had drawn up a list of those persons working for us who could have access to inside information on a regular or incidental basis and had informed such persons of the rules on insider trading and market manipulation, including the sanctions which could be imposed in the event of a violation of those rules. However, said EU Regulation No 596/2014 on market abuse imposes no such requirements on us and we have therefore taken steps to abandon our previous practice.

Limitation on liability

Under Danish law, members of the board of directors or senior management may be held liable for damages in the event that loss is caused due to their negligence. They may be held jointly and severally liable for damages to the company and to third parties for acting in violation of the articles of association and Danish law.

According to the Danish Companies Act, the general meeting is allowed to discharge our board members and members of our senior management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will discharge such board members and members of our senior management from liability to us; however, the general meeting cannot discharge any claims by individual shareholders or other third parties.

Additionally, we intend to enter, or have entered, into agreements with our board members and members of our senior management, pursuant to which, subject to limited exceptions, we will agree, or have agreed, to indemnify such board members and members of senior management from civil liability, including (i) any damages or fines payable by them as a result of an act or failure to act in the exercise of their duties currently or previously performed by them; (ii) any reasonable costs of conducting a defense against a claim; and (iii) any reasonable costs of appearing in other legal proceedings in which such individuals are involved as current or former board members or members of senior management.

There is a risk that such agreement will be deemed void under Danish law, either because the agreement is deemed contrary to the rules on discharge of liability in the Danish Companies Act, as set forth above, because the agreement is deemed contrary to sections 19 and 23 of the Danish Act on Damages, which contain mandatory provisions on recourse claims between an employee (including members of our senior management) and the company, or because the agreement is deemed contrary to the general provisions of the Danish Contracts Act.

In addition to such indemnification, we provide our board members and senior management with directors’ and officers’ liability insurance.

Comparison of Danish corporate law and our articles of association and Delaware corporate law

The following comparison between Danish corporate law, which applies to us, and Delaware corporate law, the law under which many publicly traded companies in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. This summary is subject to Danish law, including the Danish Companies Act, and Delaware corporate law, including the Delaware General Corporation Law. Further, please note that ADS holders will not be treated as our shareholders and will not have any shareholder rights.

Duties of board members

Denmark. Public limited liability companies in Denmark are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with an executive board/management being responsible for the day-to-day operations. Each board member and member of the executive board/management is under a fiduciary duty to act in the interest of the company, but shall also take into account the interests of the creditors and the shareholders. Under Danish law, the members of the board of directors and executive management of a limited liability company are liable for losses caused by negligence whether shareholders, creditors or the company itself suffers such losses. They may also be liable for wrongful information given in the annual financial statements or any other public announcements from the company. An investor suing for damages is required to prove its claim with regard to negligence and causation. Danish courts, when assessing negligence, have been reluctant to impose liability unless the directors and officers neglected clear and specific duties. This is also the case when it comes to liability with regard to public offerings or liability with regard to any other public information issued by the company.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Terms of the members of our board of directors

Denmark. Under Danish law, the members of the board of directors of a limited liability company are generally appointed for an individual term of one year. There is no limit on the number of consecutive terms the board members may serve. Pursuant to our articles of association, our board members are appointed by the general meeting of shareholders for a term of two years and are divided into two classes. Election of board members is, according to our articles of association, an item that shall be included on the agenda for the annual general meeting.

At the general meeting, shareholders are entitled at all times to dismiss a board member by a simple majority vote.

It follows from Section 140 of the Danish Companies Act that in limited liability companies that have employed an average of at least 35 employees in the preceding three years, the employees are entitled to elect a minimum of two representatives and alternate members to the company’s board of directors up to one half the number of the shareholder elected directors. If the number of representatives to be elected by the employees is not a whole number, such number must be rounded up.

Our company currently employs more than an average of 35 employees and has done so since 2016. Consequently, if this continues, our employees will in 2018 be entitled to demand representation on our board of directors. The question will, upon request from the employees, be put to a popular vote among the employees. If more than half of the employees (regardless whether they participate in the vote) vote in favor of having representation, we must organize an election process.

Additionally, Section 141 of the Danish Companies Act allows for group representation on the board of directors of our Company, i.e. that employees of our Danish subsidiaries may demand representation on our board. However, our Danish subsidiaries do not currently have employees. The employees of Ascendis Pharma, Inc., and the employees of our other foreign subsidiary, Ascendis Pharma GmbH, may only demand representation on our board of directors provided that our general meeting adopts a resolution to that effect.

Delaware. The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes, of relatively equal size, with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

Board member vacancies

Denmark. Under Danish law, in the event of a vacancy, new board members are elected by the shareholders in a general meeting. Thus, a general meeting will have to be convened to fill a vacancy on the board of directors. However, the board of directors may choose to wait to fill vacancies until the next annual general meeting of the company, provided that the number of the remaining board members is more than two, and provided that the remaining board members can still constitute a quorum. It is only a statutory requirement to convene a general meeting to fill vacancies if the number of remaining members on the board is less than three.

Delaware. The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (1) otherwise provided in the certificate of incorporation or bylaws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-interest transactions

Denmark. Under Danish law, board members may not take part in any matter or decision-making that involves a subject or transaction in relation to which the board member has a conflict of interest with us.

Delaware. The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy voting by board members

Denmark. In the event that a board member in a Danish limited liability company is unable to participate in a board meeting, the elected alternate, if any, shall be given access to participate in the board meeting. Unless the board of directors has decided otherwise, or as otherwise is set out in the articles of association, the board member in question may grant a power of attorney to another board member, provided that this is considered safe considering the agenda in question.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder rights

Notice of meeting

Denmark. According to the Danish Companies Act, general meetings in limited liability companies shall be convened by the board of directors with a minimum of two weeks’ notice and a maximum of four weeks’ notice as set forth in the articles of association. A convening notice shall also be forwarded to shareholders recorded in our owners’ register, who have requested such notification. There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.

Delaware. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Voting rights

Denmark. Each ordinary share confers the right to cast one vote at the general meeting of shareholders, unless the articles of association provide otherwise. Each holder of ordinary shares may cast as many votes as it holds shares. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than ten days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder proposals

Denmark. According to the Danish Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders representing at least 1/20th of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is forwarded, the board of directors shall convene the general meeting within two weeks thereafter.

All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are forwarded at the latest six weeks prior thereto. In the event that the proposal is received at a later date, the board of directors will decide whether the proposal has been forwarded in due time to be included on the agenda.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by written consent

Denmark. Under Danish law, it is permissible for shareholders to take action and pass resolutions by written consent in the event of unanimity; however, this will normally not be the case in listed companies and for a listed company, this method of adopting resolutions is generally not feasible.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal rights

Denmark. The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemptions rights according to the Danish Companies Act.

According to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital and votes to redeem his or her shares. Similarly, a majority shareholder holding more than 90% of the company’s share capital and votes may, according to Section 70 of the same act, squeeze out the minority shareholders. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the Danish Companies Act that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger are, according to Sections 286 and 306 of the Danish Companies Act, entitled to have their shares redeemed.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder suits

Denmark. Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of shares

Denmark. Danish limited liability companies may not subscribe for newly issued shares in their own capital. Such company may, however, according to the Danish Companies Act Sections 196-201, acquire fully paid shares of its own capital provided that the board of directors has been authorized thereto by the shareholders acting in a general meeting. Such authorization can only be given for a maximum period of five years and the authorization shall fix (i) the maximum value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Shares may generally only be acquired using distributable reserves.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-takeover provisions

Denmark. Under Danish law, it is possible to implement limited protective anti-takeover measures. Such provisions may include, among other things, (i) different share classes with different voting rights, (ii) specific requirements to register the shares named in the company’s owners register and (iii) notification requirements concerning participation in general meetings. We have currently not adopted any such provisions.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•

after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

Inspection of books and records

Denmark. According to Section 150 of the Danish Companies Act, a shareholder may request an inspection of the company’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by shareholders with simple majority, one or more investigators are elected. If the proposal is not approved by simple majority but 25% of the share capital votes in favor, then the shareholder can request the court to appoint an investigator.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.

Pre-emptive rights

Denmark. Under Danish law, all shareholders have pre-emptive subscription rights in connection with capital increases that are carried out as cash contributions. In connection with an increase of a company’s share capital, the shareholders may, by resolution at a general meeting, approve deviations from the general Danish pre-emptive rights of the shareholders. Under the Danish Companies Act, such resolution must be adopted by the affirmative vote of shareholders holding at least a two-thirds majority of the votes cast and the share capital represented at the general meeting.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Description of share capital.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights.

Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

Denmark. Under Danish law, the distribution of ordinary and extraordinary dividends requires the approval of a company’s shareholders at a company’s general meeting. The shareholders may not distribute dividends in excess of the recommendation from the board of directors and may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward. It is possible under Danish law to pay out interim dividends. The decision to pay out interim dividends shall be accompanied by a balance sheet, and the board of directors determine whether it will be sufficient to use the balance sheet from the annual report or if an interim balance sheet for the period from the annual report period until the interim dividend payment shall be prepared. If interim dividends are paid out later than six months following the financial year for the latest annual report, an interim balance sheet showing that there are sufficient funds shall always be prepared.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

Shareholder vote on certain reorganizations

Denmark. Under Danish law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the represented share capital. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

However, under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Amendments to governing documents

Denmark. All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Danish Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

Delaware. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Transfer agent and registrar

The transfer agent and registrar for our shares is Computershare A/S, Kongevejen 418, Øverød, DK-2840 Holte, Denmark. The depositary for the ADSs is The Bank of New York Mellon. The principal executive office of The Bank of New York Mellon is 225 Liberty Street, New York, New York 10286.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registers and delivers the American Depositary Shares, also referred to as ADSs. Each ADS represents one ordinary share (or a right to receive one ordinary share) deposited with The Bank of New York Mellon, London Branch, or any successor, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary in respect of the depositary facility. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having ADSs registered in your name in the Direct Registration System, or (2) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

ADS holders are not treated as shareholders and do not have shareholder rights. Danish law governs shareholder rights. The depositary is the holder of the ordinary shares underlying the ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly and indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADS. For directions on how to obtain copies of those documents, see the section of this prospectus titled “Where You Can Find Additional Information; Incorporation by Reference.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. As an ADS holder, you will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. We do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis and at the then prevailing market rate, and can transfer the U.S. dollars to the United States. If that is not possible and lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See “Taxation” for a summary of certain tax consequences in respect of dividends or distributions to holders of ADSs. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Ordinary Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us, may make such elective distribution available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you. As a condition of making a distribution election available to ADS holders, the depositary may require satisfactory assurances from us that doing so would not require registration of any securities under the Securities Act. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares, or at all.

Rights to Purchase Additional Ordinary Shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash distributions. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to you anything else we distribute to holders of deposited securities by any means it determines is equitable and practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Neither we nor the depositary are responsible for any failure to determine that it may be lawful or feasible to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, and delivery of any required endorsements, certifications or other instruments of transfer required by the depositary, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will transfer and deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person designated by you at the office of the custodian or through a book-entry delivery. Alternatively, at your request, risk and expense, the depositary will transfer and deliver the deposited securities at its corporate trust office, if feasible.

How can ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for uncertificated ADSs. The depositary will cancel the ADRs and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of whole deposited ordinary shares your ADSs represent. The depositary will notify you of shareholders’ meetings or other solicitations of consents and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, and subject to the laws of Denmark and our Articles of Association, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders.

The depositary will only vote or attempt to vote as you instruct or as described above. If we ask the depositary to solicit the ADS holders’ instructions to vote and an ADS holder fails to instruct the depositary as to the manner in which to vote by the specified date, such ADS holder will be deemed to have given a discretionary proxy to a person designated by us to vote the number of deposited securities represented by its ADSs, unless we notify the depositary that we do not wish to receive a discretionary proxy, there is substantial shareholder opposition to the particular question, or the particular question would have an adverse impact on our shareholders.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the shareholder meeting far enough in advance to withdraw the ordinary shares.

Fees and Expenses

What fees and expenses will you be responsible for paying?

Pursuant to the terms of the deposit agreement, the holders of ADSs will be required to pay the following fees:

Persons depositing or withdrawing ordinary shares or For:

ADSs must pay:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issue of ADSs, including issues resulting from a distribution of ordinary shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	• Any cash distribution to you
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the shares had been deposited for issue of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you
$0.05 (or less) per ADS per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
• Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide for-fee services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs registered in your name to reflect the sale and pay you any net proceeds, or send you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

• Distribute securities on the ordinary shares that are not distributed to you	The depositary may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing ADSs or, if necessary, replacement ADSs distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former ADS holders.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our ligations under the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Additionally, we, the depositary and each owner and holder, to the fullest extent permitted by applicable law, waive the right to a jury trial in an action against us or the depositary arising out of or relating to the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

•

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•

when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal is not limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary.

The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of prerelease to 30% of the number of deposited shares, although the depositary may disregard this limit from time to time if it determines it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; ADS Holder Information

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and Wilmington Trust, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Ascendis,” “we,” “our” or “us” refer to Ascendis Pharma A/S excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than Ascendis) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction or Denmark and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Ascendis and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Ascendis;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or the IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum. (Section 10.10)

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preference shares, warrants, units or depositary shares issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and certain of the securities may be represented by one or more global notes or global securities, or, collectively, global securities. Any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary of such global security to its nominee or by the nominee to the depositary of such global security, or by the depositary or its nominee to a successor depositary of such global security or to a nominee of the successor depositary of such global security.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form and represented by one or more global securities, you will receive payments and may transfer securities only through the facilities of the depositary of the global securities and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities represented by one or more global securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices with respect to securities represented by one or more global securities will be sent to DTC. If less than all of the securities represented by one or more global securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities represented by one or more global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form and represented by one or more global securities, we will make payments on those securities to the depositary of the global securities or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities represented by one or more global securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities represented by one or more global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities represented by one or more global securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner of securities represented by one or more global securities must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities represented by one or more global securities.

DTC may discontinue providing its services as securities depositary with respect to the securities represented by one or more global securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered for securities represented by one or more global securities.

As noted above, beneficial owners of a particular series of securities represented by one or more global securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities represented by one or more global securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form or book-entry form registered in the names that the depositary of such global security directs. It is expected that these directions will be based upon directions received by the depositary of the global securities from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

TAXATION

Danish Tax Considerations

The following discussion describes the material Danish tax consequences under present law of an investment in the ADSs (representing our ordinary shares). The summary is for general information only and does not purport to constitute exhaustive tax or legal advice. It is specifically noted that the summary does not address all possible tax consequences relating to an investment in the ADSs. The summary is based solely on the tax laws of Denmark in effect on the date of this prospectus. Danish tax laws may be subject to change, possibly with retroactive effect.

The summary does not cover investors to whom special tax rules apply, and, therefore, may not be relevant, for example, to investors subject to the Danish Tax on Pension Yields Act (i.e., pension savings), professional investors, certain institutional investors, insurance companies, pension companies, banks, stockbrokers and investors with tax liability on return on pension investments. The summary does not cover taxation of individuals and companies who carry on a business of purchasing and selling shares. The summary only sets out the tax position of the direct owners of the ADSs and further assumes that the direct investors are the beneficial owners of the ADSs and any dividends thereon. Sales are assumed to be sales to a third party.

Potential investors in the ADSs are advised to consult their tax advisors regarding the applicable tax consequences of acquiring, holding and disposing of the ADSs based on their particular circumstances.

Investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances as such consequences may differ significantly from those described herein.

Taxation of Danish Tax Resident Holders of the ADSs

When considering the taxation of Danish tax resident holders of the ADSs (companies and individuals), it is assumed that for tax purposes Danish tax resident holders of the ADSs should be treated as holders of unlisted shares in the company. It is currently not clear under the Danish tax legislation or case law how the listed ADSs are to be treated for tax purposes. For the purpose of the below comments, it is assumed that the ADSs listed in the U.S. should be treated as non-listed shares as the company’s ordinary shares are not admitted to trading on a regulated market.

Sale of the ADSs (Individuals)

Gains from the sale of shares are taxed as share income at a rate of 27% on the first DKK 52,900 (for cohabiting spouses, a total of DKK 105,800) and at a rate of 42% on share income exceeding DKK 52,900 (for cohabiting spouses over DKK 105,800). Such amounts are subject to annual adjustments and include all share income (i.e., all capital gains and dividends derived by the individual or cohabiting spouses, respectively).

Gains and losses on the sale of shares are calculated as the difference between the purchase price and the sales price. The purchase price is generally determined using the average method as a proportionate part of the aggregate purchase price for all the shareholder’s shares in the company.

Losses on non-listed shares may be offset against other share income, (i.e., received dividends and capital gains on the sale of shares). Unused losses will automatically be offset against a cohabiting spouse’s share income. In case the share income becomes negative, a negative tax on the share income will be calculated and offset against the individual’s other final taxes. Unused negative tax on share income will be offset against a cohabiting spouse’s final taxes. If the negative tax on share income cannot be offset against a cohabiting spouse’s final taxes, the negative tax can be carried forward indefinitely and offset against future year’s taxes.

Sale of the ADSs (Companies)

For the purpose of taxation of sales of shares made by shareholders (Companies), a distinction is made between Subsidiary Shares, Group Shares, Tax-Exempt Portfolio Shares and Taxable Portfolio Shares (note that the ownership threshold described below is applied on the basis of the number of all shares issued by the company, and not on the basis of the number of the ADSs issued):

“Subsidiary Shares” is generally defined as shares owned by a shareholder holding at least 10% of the nominal share capital of the issuing company.

“Group Shares” is generally defined as shares in a company in which the shareholder of the company and the issuing company are subject to Danish joint taxation or fulfill the requirements for international joint taxation under Danish law (i.e., the company is controlled by the shareholder).

“Tax-Exempt Portfolio Shares” is defined as shares not admitted to trading on a regulated market owned by a shareholder holding less than 10% of the nominal share capital of the issuing company.

“Taxable Portfolio Shares” is defined as shares that do not qualify as Subsidiary Shares, Group Shares or Tax-Exempt Portfolio Shares.

Gains or losses on disposal of Subsidiary Shares and Group Shares and Tax-Exempt Portfolio Shares are not included in the taxable income of the shareholder.

Special rules apply with respect to Subsidiary Shares and Group Shares to prevent exemption through certain holding company structures just as other anti-avoidance rules may apply. These rules will not be described in further detail.

Capital gains from the sale of Taxable Portfolio Shares admitted to trading on a regulated market are taxable at a rate of 22% irrespective of ownership period. Losses on such shares are generally deductible. Gains and losses on Taxable Portfolio Shares admitted to trading on a regulated market are taxable according to the mark-to-market principle (in Danish “lagerprincippet”).

According to the mark-to-market principle, each year’s taxable gain or loss on Taxable Portfolio Shares is calculated as the difference between the market value of the shares at the beginning and end of the tax year. Thus, taxation will take place on an accrual basis even if no shares have been disposed of and no gains or losses have been realized.

If the Taxable Portfolio Shares are sold or otherwise disposed of before the end of the income year, the taxable income of that income year equals the difference between the value of the Taxable Portfolio Shares at the beginning of the income year and the value of the Taxable Portfolio Shares at realization. If the Taxable Portfolio Shares are acquired and realized in the same income year, the taxable income equals the difference between the acquisition sum and the realization sum. If the Taxable Portfolio Shares are acquired in the income year and not realized in the same income year, the taxable income equals the difference between the acquisition sum and the value of the shares at the end of the income years.

A change of status from Subsidiary Shares/Group Shares/Tax-Exempt Portfolio Shares to Taxable Portfolio Shares (or vice versa) is for tax purposes deemed to be a disposal of the shares and a reacquisition of the shares at market value at the time of change of status.

Special transitional rules apply with respect to the right to offset capital losses realized by the end of the 2009 income year against taxable gains on shares in the 2010 income year or later.

Dividends (Individuals)

Dividends paid to individuals who are tax residents of Denmark are taxed as share income, as described above. All share income must be included when calculating whether the amounts mentioned above are exceeded. Dividends paid to individuals are generally subject to 27% withholding tax.

Dividends (Companies)

Dividends paid on both Tax-Exempt and Taxable Portfolio Shares are subject to the standard corporation tax rate of 22% irrespective of ownership period.

The withholding tax rate is 22%. A claim for repayment must be filed within two months. Otherwise, the excess tax will be offset in the corporation income tax for the year. However, the withholding rate on dividends from Tax-Exempt Portfolio Shares is as of January 1, 2016 reduced to 15.4% if certain documentation requirements are met.

Dividends received on Subsidiary Shares and Group Shares are tax-exempt irrespective of ownership period.

Taxation of Shareholders Residing Outside Denmark

Sale of the ADSs (Individuals and Companies)

Holders of the ADSs not resident in Denmark are normally not subject to Danish taxation on any gains realized on the sale of shares, irrespective of the ownership period, subject to certain anti-avoidance rules seeking to prevent that taxable dividend payments are converted to tax exempt capital gains. If an investor holds the ADSs in connection with a trade or business conducted from a permanent establishment in Denmark, gains on shares may be included in the taxable income of such activities pursuant to the rules applying to Danish tax residents as described above.

Dividends (Individuals)

Under Danish law, dividends paid in respect of shares are generally subject to Danish withholding tax at a rate of 27%. Non-residents of Denmark are not subject to additional Danish income tax in respect to dividends received on shares.

If the withholding tax rate applied is higher than the applicable final tax rate for the shareholder, a request for a refund of Danish tax in excess hereof can be made by the shareholder in the following situations:

Double Taxation Treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a double taxation treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States, Switzerland and almost all members of the European Union. The treaty between Denmark and the United States generally provides for a 15% tax rate.

Credit under Danish Tax Law

If the shareholder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) of the company and the shareholder is tax resident in a state which has a double tax treaty or an international agreement, convention or other administrative agreement on assistance in tax matters according to which the competent authority in the state of the shareholder is obligated to exchange information with Denmark, dividends are subject to tax at a rate of 15%. If the shareholder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company. Note that the reduced tax rate does not affect the withholding rate, why the shareholder must also in this situation claim a refund as described above to benefit from the reduced rate.

In addition, there is a special tax regime that applies to dividends distributed to individuals residing in certain countries, such as the United States, the United Kingdom, Belgium, Canada, Greece, the Netherlands, Ireland, Luxembourg, Norway, Switzerland, Sweden and Germany. This special tax regime provides that taxes on dividends may be withheld at the applicable tax rate specified in the relevant tax treaty. To qualify for the application of this special tax regime, an eligible holder of shares must deposit his shares with a Danish bank, and the shareholding must be registered with and administered through VP Securities A/S.

Where a non-resident of Denmark holds shares which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents described above.

Dividends (Companies)

Dividends from Subsidiary Shares are exempt from Danish withholding tax provided the taxation of the dividends is to be waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EEC) or in accordance with a tax treaty with the jurisdiction in which the company investor is resident. If Denmark is to reduce taxation of dividends to a foreign company under a tax treaty, Denmark will not—as a matter of domestic law—exercise such right and will in general not impose any tax at all. Further, dividends from Group Shares—not also being Subsidiary Shares—are exempt from Danish withholding tax provided the company investor is a resident of the European Union or the EEA and provided the taxation of dividends should have been waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EEC) or in accordance with a tax treaty with the country in which the company investor is resident had the shares been Subsidiary Shares.

Dividend payments on both Tax-Exempt and Taxable Portfolio Shares will generally be subject to withholding tax at a rate of 27% irrespective of ownership period. If the withholding tax rate applied is higher than the applicable final tax rate for the shareholder, a request for a refund of Danish tax in excess hereof can be made by the shareholder in the following situations:

Double Taxation Treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a double taxation treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States and almost all members of the European Union. The treaty between Denmark and the United States generally provides for a 15% rate.

Credit under Danish Tax law

If the shareholder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) in the company and the shareholder is resident in a jurisdiction which has a double taxation treaty or an international agreement, convention or other administrative agreement on assistance in tax according to which the competent authority in the state of the shareholder is obligated to exchange information with Denmark, dividends are generally subject to a tax rate of 15%. If the shareholder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the shareholder together with related shareholders holds less than 10% of the nominal share capital of the company. Note that the reduced tax rate does not affect the withholding rate, hence, in this situation the shareholder must also in this situation claim a refund as described above to benefit from the reduced rate.

Where a non-resident company of Denmark holds shares which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents described above.

Share Transfer Tax and Stamp Duties

No Danish share transfer tax or stamp duties are payable on transfer of the shares.

Material U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) under present law of an investment in the ADSs. The effects of any applicable state or local laws, or other U.S. federal tax laws such as estate and gift tax laws, the alternative minimum tax, or the Medicare contribution tax on net investment income, are not discussed. This summary applies only to investors who hold the ADSs as capital assets (generally, property held for investment) and who have the U.S. dollar as their functional currency. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the IRS and the income tax treaty between the United States and Denmark, or the Treaty, all as in effect as of the date of this annual report. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances or to holders subject to particular rules, including:

•	U.S. expatriates and certain former citizens or long-term residents of the United States”;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding the ADSs as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities, commodities or currencies;

•	partnerships, S corporations, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations or governmental organizations;

•	persons who acquired the ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the ADSs being taken into account in an “applicable financial statement” as defined in the Code;

•	persons that own or are deemed to own 10% or more of our ordinary shares, ADSs, and/or other equity by vote or value;

•	persons that hold their ADSs through a permanent establishment or fixed base outside the United States; and

•	persons deemed to sell the ADS under the constructive sale provisions of the Code.

U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ADSs.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If you are a partner in a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) that holds the ADSs, your tax treatment generally will depend on your status and the activities of the partnership. Partnerships holding the ADSs and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences applicable to them.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for the U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares. The United States Department of the Treasury, or U.S. Treasury, has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of underlying ordinary shares.

Taxation of Dividends and Other Distributions on the ADSs

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any distribution to you with respect to the ADSs will be included in your gross income as dividend income when actually or constructively received to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a return of your tax basis in the ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect a distribution will generally be reported as ordinary dividend income for such purposes. Any dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If we are eligible for benefits under the Treaty, dividends a U.S. Holder receives from us generally will be “qualified dividend income.” If certain holding period and other requirements, including a requirement that we are not a PFIC in the year of the dividend or the immediately preceding year, are met, qualified dividend income of an individual or other non-corporate U.S. Holder generally will be subject to preferential tax rates. You should consult your tax advisor regarding the availability of these preferential tax rates under your particular circumstances.

As discussed in “Taxation—Danish Tax Considerations,” payments of dividends by us may be subject to Danish withholding tax. The rate of withholding tax applicable to U.S. Holders that are eligible for benefits under the Treaty is reduced to a maximum of 15%. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Danish taxes withheld by us, and as then having paid over the withheld taxes to the Danish taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from us with respect to the payment.

Dividends will generally constitute foreign source income for foreign tax credit limitation purposes. Subject to the discussion of the PFIC rules below, any tax withheld with respect to distributions on the ADSs at the rate applicable to a U.S. Holder may, subject to a number of complex limitations, be claimed as a foreign tax credit against such U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ADSs generally will constitute “passive category income.” The rules with respect to the foreign tax credit are complex and involve the application of rules that depend upon a U.S. Holder’s particular circumstances. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of Disposition of the ADSs

Subject to the PFIC rules discussed below, you will recognize gain or loss on any sale, exchange or other taxable disposition of an ADS equal to the difference between the amount realized (in U.S. dollars) on the disposition of the ADS and your tax basis (in U.S. dollars) in the ADS. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the ADS for more than one year at the time of sale, exchange or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Any such gain or loss you recognize generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes. You should consult your tax advisor regarding the proper treatment of gain or loss in your particular circumstances.

Passive Foreign Investment Company

Based on the market price of the ADSs and the value and composition of our income and assets, we do not believe we were a PFIC for U.S. federal income tax purposes for our taxable year ended December 31, 2017, although we may be a PFIC for our taxable year ending December 31, 2018 and future taxable years. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you we will not be a PFIC for any taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income for such taxable year is passive income, or

•

at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For purposes of the above calculations, if a non-U.S. corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, it will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains, but generally excludes rents and royalties which are derived in the active conduct of a trade or business and which are received from a person other than a related person.

A separate determination must be made each taxable year as to whether we are a PFIC (after the close of each such taxable year). Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of the ADSs, our PFIC status will depend in large part on the market price of the ADSs, which may fluctuate significantly. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

If we are a PFIC for any year during which you hold the ADSs, we generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ADSs, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ADSs you hold. If such election is made, you will be deemed to have sold the ADSs you hold at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ADSs with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs will be treated as an excess distribution. Under these special tax rules, if you receive any excess distribution or realize any gain from a sale or other disposition of the ADSs:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs,

•	the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if you hold the ADSs as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs, you will be deemed to own your proportionate share of any such lower-tier PFIC, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any “excess distribution” described above if we receive a distribution from such lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the general tax treatment for PFICs discussed above. If you make a mark-to-market election for the ADSs, you will include in income for each year we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs to the extent the amount of such loss does not exceed the net mark-to-market gains previously included for the ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except the lower applicable tax rate for qualified dividend income would not apply. If we cease to be a PFIC when you have a mark-to-market election in effect, gain or loss realized by you on the sale of the ADSs will be a capital gain or loss and taxed in the manner described above under “Taxation of Disposition of the ADSs.”

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs have been approved for listing on The Nasdaq Global Select Market and, accordingly, provided the ADSs are regularly traded, if you are a holder of ADSs, the mark-to-market election would be available to you if we are a PFIC. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be marketable stock. If we are a PFIC for any year in which the U.S. Holder owns ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. If any of our subsidiaries are or become PFICs, the mark-to-market election will not be available with respect to the shares of such subsidiaries that are treated as owned by you. Consequently, you could be subject to the PFIC rules with respect to income of the lower-tier PFICs the value of which already had been taken into account indirectly via mark-to-market adjustments. A U.S. Holder should consult its tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

In certain circumstances, a U.S. Holder of stock in a PFIC can make a “qualified electing fund election” to mitigate some of the adverse tax consequences of holding stock in a PFIC by including in income its share of the corporation’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable you to make a “qualified electing fund election.”

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules, taking into account the uncertainty as to whether we are currently treated as or may become a PFIC.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ADSs.

Information Reporting and Backup Withholding

Dividend payments with respect to the ADSs and proceeds from the sale, exchange or other disposition of the ADSs may be subject to information reporting to the IRS and U.S. backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Additional Reporting Requirements

Tax return disclosure obligations (and related penalties for failure to disclose) apply to certain U.S. Holders who hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also may include the ADSs. U.S. Holders should consult their tax advisors regarding the possible implications of these tax return disclosure obligations.

PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

EXCHANGE CONTROLS

There are no laws or regulations in Denmark that restrict the export or import of capital (except for certain investments in certain domains in accordance with applicable resolutions adopted by the United Nations or the European Union), including, but not limited to, foreign exchange controls, or which affect the remittance of dividends, interest or other payments to non-resident holders of our ordinary shares.

LEGAL MATTERS

The validity of the issuance of the ordinary shares and preference shares offered in this prospectus and certain other matters of Danish law will be passed upon for us by Mazanti-Andersen Korsø Jensen, Advokatpartnerselskab, Copenhagen, Denmark. The validity of the debt securities, warrants, units and depositary shares and certain other matters will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

MATERIAL CHANGES

Except as described above or otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and in our Form 6-Ks incorporated by reference into this prospectus, no reportable material changes have occurred since December 31, 2017.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F, have been audited by Deloitte Statsautoriseret Revisionspartnerselskab, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Statsautoriseret Revisionspartnerselskab are located at Weidekampsgade 6, DK-2300 Copenhagen, Denmark.

ENFORCEMENT OF CIVIL LIABILITIES

Ascendis Pharma A/S, as well as its subsidiaries Ascendis Pharma, Ophthalmology Division A/S, Ascendis Pharma, Endocrinology Division A/S, Ascendis Pharma Bone Diseases A/S and Ascendis Pharma Growth Disorders A/S, are organized under the laws of Denmark, its wholly owned subsidiary Ascendis Pharma GmbH is incorporated under the laws of Germany, and its wholly owned subsidiary Ascendis Pharma, Inc. was formed under the laws of the State of Delaware, United States. Substantially all of our assets are located outside the United States. On a combined basis, the majority of our directors and officers reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States does not have a treaty with Denmark or Germany providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgment for the payment of money rendered by a United States court based on civil liability may not be directly enforceable in Denmark or Germany. However, if the party in whose favor such final judgment is rendered brings a new lawsuit in a competent court in Denmark, that party may submit to the Danish court the final judgment that has been rendered in the United States. A judgment by a federal or state court in the United States will neither be recognized nor enforced by a Danish court but such judgment may serve as evidence in a Danish court. In addition, the final judgment of a United States court may be recognized and enforced in Germany in compliance with certain requirements including petitioning a German court to enforce such judgment.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file annual reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.ascendispharma.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2017, filed by us with the SEC on March 28, 2018 (File No. 001-36815).

•

Our Reports on Form 6-K furnished by us with the SEC on January 3, 2018, January 10, 2018, February 15, 2018, February 20, 2018, February 26, 2018, March 15, 2018, April 12, 2018 and May 9, 2018 (File No. 001-36815).

•	The information contained in Exhibits 99.1 and 99.2 of the Report on Form 6-K filed with the SEC on May 30, 2018 (File No. 001-36815).

•

The description of our Ordinary Shares and American Depositary Shares contained in our registration statement on Form 8-A (File No. 001-36815), filed by us with the SEC under Section 12(b) of the Exchange Act, on January 26, 2015, including any amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if such reports on Form 6-K expressly state that they are incorporated by reference into the registration statement of which this prospectus forms a part) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Ascendis Pharma A/S

Tuborg Boulevard 5

DK-2900 Hellerup, Denmark

+45 70 22 22 44

Attention: Investor Relations

EXPENSES

The following table sets forth the expenses, other than any underwriting commissions or agency fees and other items constituting underwriters’ or agents’ compensation, expected to be incurred by us in connection with a possible offering of securities registered under the registration statement of which this prospectus is a part. All amounts are expected to be estimated other than the SEC registration fee.

SEC registration fee	(1)
FINRA filing fees	(2)
The Nasdaq Global Market Listing Fee	(2)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Printing expenses	(2)
Miscellaneous expenses	(2)

Total	(2)

(1)

Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

(2)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

$400,000,000

American Depositary Shares representing ordinary shares

PROSPECTUS SUPPLEMENT

J.P. Morgan	Morgan Stanley	Credit Suisse	Evercore ISI

March         , 2019